Exhibit 10.1

TRANSACTION AGREEMENT

dated as of

February 28, 2019

among

BAKER HUGHES, A GE COMPANY, LLC,

GENERAL ELECTRIC COMPANY

and

GE AERO POWER LLC

i

Schedules

Schedule A	Form of Bill of Sale and Assignment and Assumption Agreement
Schedule B	BHGE Transaction Accounting Principles
Schedule C	GE Transaction Accounting Principles
Schedule D	Form of BHGE Distribution Agreement
Schedule E	Form of BHGE Services Agreement
Schedule F	Form of ELTO Agreement
Schedule G	Form of GE Distribution Agreement
Schedule H	Form of GE Services Agreement
Schedule I	Form of Intellectual Property License Agreement
Schedule J	Form of Turbine Development and Supply Agreement
Schedule K	Form of Post-Closing LLC Agreement
Schedule L	Non-U.S. Jurisdictions and Related Antitrust/Competition Approvals
Schedule M	Massa Term Sheet
Schedule N	Port Klang Term Sheet
Schedule O	Jacintoport Term Sheet

v

Schedule P	Rong Term Sheet
Schedule Q	Designated Agreement Amendment Term Sheet

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of February 28, 2019, is entered into among Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE”), General Electric Company, a New York corporation (“GE”), and GE Aero Power LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Master Agreement, dated as of November 13, 2018, among GE, Baker Hughes, a GE company and BHGE, the parties thereto agreed to form a joint venture for their aeroderivative gas turbine businesses on the terms set forth on a term sheet attached as an exhibit thereto;

WHEREAS, BHGE conducts, directly or indirectly through its Affiliates, the BHGE Contributed Business;

WHEREAS, GE conducts, directly or indirectly through its Affiliates, the GE Contributed Business;

WHEREAS, GE has formed the Company;

WHEREAS, BHGE will form the NewCo Subsidiaries and cause the applicable BHGE Contributed Assets and BHGE Contributed Liabilities to be transferred to the NewCo Subsidiaries immediately prior to Closing pursuant to the terms of the Contribution, Assignment and Assumption Agreements, and BHGE will, and will cause its Affiliates to, as applicable, contribute, or caused to be contributed, to the Company the NewCo Subsidiary Interests;

WHEREAS, BHGE desires to contribute, or cause to be contributed, to the Company the applicable BHGE Contributed Assets and BHGE Contributed Liabilities, and the BHGE Cash Contribution (together with the contributions to the NewCo Subsidiaries pursuant to the Pre-Closing Transactions and the contribution of the NewCo Subsidiary Interests, the “BHGE Contribution”);

WHEREAS, GE desires to contribute, or cause to be contributed, to the Company the GE Contributed Assets, the GE Contributed Liabilities and the Inventory Cash Payment (collectively, the “GE Contribution”);

WHEREAS, the Company desires to accept and assume the BHGE Contribution and the GE Contribution and, in connection therewith, (i) to issue to BHGE a number of Membership Interests such that, immediately following the Closing, BHGE shall own 50% of the outstanding Membership Interests, and (ii) to pay the GE Parties the GE Cash Payment and to issue to the GE Parties a number of Membership Interests such that, immediately following the Closing, the GE Parties shall own 50% of the outstanding Membership Interests;

WHEREAS, the Company shall be governed by the Post-Closing LLC Agreement as of and following the Closing; and

NOW, THEREFORE, for other good and valuable consideration, each of the parties hereto, intending to be legally bound, agrees as follows:

Article I

DEFINITIONS

Section 1.01   Definitions. (a) As used herein, the following terms have the following meanings:

“Action” means any action, suit, investigation, claim or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Aero Supply Agreement” means that certain Supply and Technology Development Agreement by and among GE, acting through GE Aviation, GE on behalf of its GE Gas Power business unit, and BHGE, dated as of November 13, 2018.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of this Agreement, neither BHGE nor any of its Affiliates nor GE nor any of its Affiliates shall be deemed to be an Affiliate of the other or of the Company or of any Subsidiary of the Company.

“Ancillary Agreements” means the BHGE Distribution Agreement, the GE Distribution Agreement, the BHGE Services Agreement, the GE Services Agreement, the Post-Closing LLC Agreement, the BHGE Secondment Agreement, the GE Secondment Agreement, the ELTO Agreement, the Turbine Development and Supply Agreement, the BHGE Bill of Sale and Assignment and Assumption Agreement, the GE Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property License Agreement, the Port Klang Sublease, the Massa Lease, the Jacintoport Lease, the Rong Lease, the FieldCore Sourcing/Services Agreement, the Reverse Bill of Sale and Assignment and Assumption Agreement, the Contribution, Assignment and Assumption Agreements, and any instruments of transfer necessary to effect the transfer of the NewCo Subsidiary Interests and, if any of the NewCo Subsidiary Interests are required to be certificated, certificates evidencing such NewCo Subsidiary Interests.

“Anti-Corruption Laws” means all Applicable Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Transfer Date” means (i) with respect to a BHGE Business Employee or a GE Business Employee who is employed by a NewCo Subsidiary (including any such individual whose employment is transferred to a NewCo Subsidiary between the date hereof and the Closing Date), the Closing Date, (ii) with respect to an Automatically Transferring Business Employee, the date on which the employment of such BHGE Business Employee or GE Business Employee, as applicable, transfers to the Company automatically by operation of the Regulations, and (iii) with respect to a BHGE Business Employee or a GE Business Employee who receives an offer pursuant to Article IX of this Agreement, the date on which such BHGE Business Employee or GE Business Employee becomes employed by the Company or one of its Subsidiaries.

“Automatically Transferring Business Employee” means an employee of BHGE or GE or any of their respective Affiliates whose employment automatically transfers to the Company or one of its Subsidiaries by operation of the Regulations as a consequence of the transactions contemplated by the Agreement.

“BHGE Base Working Capital” means $199,000,000.

“BHGE Basket” means $4,000,000.

“BHGE Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement between BHGE and the Company substantially in the form attached hereto as Schedule A.

“BHGE Business Employee” means (i) as of the date of this Agreement, any individual employed by BHGE or any of its Affiliates who is identified on the BHGE Business Employee List (an “Initial BHGE Business Employee”), and (ii) with respect to any date after the date of this Agreement, (A) any Initial BHGE Business Employee who remains employed by BHGE or any of its Affiliates through such date and (B) any other individual who has been hired or transferred in accordance with Section 5.01(f).

“BHGE Business Employee List” means the schedule contemplated by Section 3.14(a) which identifies (i) the BHGE Business Employees, and (ii) the vacant roles that BHGE intends to fill to provide services in support of the BHGE Contributed Business.

“BHGE Cap” means $50,000,000.

“BHGE Closing Working Capital Adjustment” means an amount (which may be negative) equal to (i) the BHGE Final Closing Working Capital Amount minus (ii) BHGE Base Working Capital.

“BHGE Closing Working Capital” means the Working Capital of the BHGE Contributed Business as defined in the BHGE Transaction Accounting Principles.

“BHGE Contributed Business” means, collectively, the BHGE Contributed Assets and the BHGE Contributed Liabilities.

“BHGE Contributed Facilities” means, collectively, (i) the leasehold rights and interests of the tenants under the Rong Lease and the Massa Lease and (ii) the sublease rights and interests of the subtenant under the Port Klang Sublease.

“BHGE Covered Tax” means any (i) Tax for a Pre-Closing Tax Period (including any Tax allocable to a Pre-Closing Tax Period under Section 8.01(f)) to the extent arising out of or relating to the BHGE Contributed Business or the BHGE Contributed Assets or for which any Contributed Entity may otherwise be liable, (ii) Tax arising out of any Excluded BHGE Asset, (iii) Income Tax of BHGE or any of its Affiliates, (iv) Transfer Tax or Pre-Closing Restructuring Tax borne by BHGE under Section 8.01(c) and (v) Tax imposed on any Contributed Entity or for which any Contributed Entity may otherwise be liable as a result of having been a member of a group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis at any time on or before the Closing Date.

“BHGE Distribution Agreement” means an exclusive distribution agreement between BHGE and the Company substantially in the form attached hereto as Schedule D.

“BHGE Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored, or contributed to or required to be contributed to by BHGE or any of its Affiliates for the benefit of any BHGE Business Employee.

“BHGE Excluded Inventory” means all inventory of the BHGE Contributed Business that would otherwise be BHGE Inventory that is designed or customized specifically for certain customers or projects and for that reason cannot be sold to any other customer or project.

“BHGE Final Closing Working Capital Amount” means the BHGE Closing Working Capital Amount (i) as shown in the Company’s calculation delivered pursuant to Section 2.13(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.13(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by BHGE and GE pursuant to Section 2.13(b) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.13(c).

“BHGE Fundamental Reps” means the representations and warranties contained in Sections 3.01, 3.02, 3.04(a), 3.05, 3.12(a), 3.12(e) and  Section 3.17.

“BHGE Insurance Policies” means all policies of or agreements for insurance and interests in insurance pools and programs in effect prior to the Trigger Date and acquired after the Trigger Date, in each case, in which BHGE or any of its Affiliates is a named insured (except for any Insurance Policies insured or reinsured by a GE Affiliate).

“BHGE Inventory” has the meaning specified in the BHGE Transaction Accounting Principles.

“BHGE Licensed IP” means the Intellectual Property Rights licensed by BHGE and its Affiliates to the Company under the Intellectual Property License Agreement.

“BHGE Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the BHGE Contributed Business, taken as a whole, or on the ability of BHGE to consummate the Closing, in either case, excluding any effect arising out of, resulting from or attributable to (i) changes in, or in the interpretation of, GAAP or the regulatory accounting requirements applicable to the BHGE Contributed Business, (ii) changes in the general economic or political conditions in the United States or any other jurisdiction in which the BHGE Contributed Business operates, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the BHGE Contributed Business operates, (iv) acts of war, sabotage or terrorism or natural disasters, (v) the announcement or consummation of the transactions contemplated by this Agreement, or (vi) any action taken by BHGE that is required pursuant to this Agreement; provided, however, that any material adverse effect arising out of, resulting from or attributable to any of the circumstances referred to in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has occurred a BHGE Material Adverse Effect to the extent, but only to the extent, that the BHGE Contributed Business, taken as a whole, is or would reasonably be expected to be disproportionately affected thereby as compared to other participants in the industries or markets in which the BHGE Contributed Business operates.

“BHGE Names and Marks” means any and all (i) Trademarks and other source of business identifiers of BHGE or any of its Affiliates, and (ii) names, marks and logos derived from, confusingly similar to or including any of the foregoing.

“BHGE Owned IP” means that portion of the BHGE Licensed IP that is owned or purported to be owned by BHGE or any of its Affiliates.

“BHGE Parties” means BHGE and each Affiliate of BHGE that is contributing any portion of the BHGE Contribution to the Company, any of its Subsidiaries or any of the NewCo Subsidiaries pursuant to this Agreement.

“BHGE Secondment Agreement” means a secondment agreement to be entered into between BHGE and the Company at the Closing in form and substance as mutually agreed between GE and BHGE.

“BHGE Services Agreement” means a services agreement between BHGE and the Company substantially in the form attached hereto as Schedule E.

“BHGE Transaction Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth in Schedule B.

“BHKF” means Baker Hughes Klang Facility Sdn. Bhd.

“BHKF Interests” means all of the issued and outstanding shares, membership interests or other equity interests of BHKF.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employees” means, collectively, BHGE Business Employees and GE Business Employees.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that, following the Applicable Transfer Date, is maintained, sponsored, or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Transferred Employee, other than any BHGE Employee Plan or GE Employee Plan.

“Contributed Assets” means, collectively, the BHGE Contributed Assets and the GE Contributed Assets.

“Contributed Entities” means BHKF and the NewCo Subsidiaries.

“Contributed Entity Interests” means all of the issued and outstanding shares, membership interests or other equity interests of the Contributed Entities.

“Contributed Facility” means, as applicable, a BHGE Contributed Facility or GE Contributed Facility.

“Contributed Liabilities” means, collectively, the BHGE Contributed Liabilities and the GE Contributed Liabilities.

“Contribution, Assignment and Assumption Agreements” means the Contribution, Assignment and Assumption Agreements, by and between the applicable BHGE Parties and the applicable NewCo Subsidiaries, each of which will be substantially in the form of the Form of Bill of Sale and Assignment and Assumption Agreement, with such modifications as are agreed by the parties, including those which GE’s and BHGE’s local counsel advise and the parties mutually agree are necessary to comply with the requirements of applicable local law.

“Debt” means, with respect to any Person, (a) all liabilities for the repayment of money borrowed (including the principal amount thereof and accrued and unpaid interest and fees thereon) whether or not evidenced by bonds, debentures, notes or other similar instruments, and whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all liabilities under a lease of real or personal property which is required by GAAP to be classified as a capital lease on the books and records of such Person, (c) except as reflected in the GE Final Closing Working Capital Amount or the BHGE Final Closing Working Capital Amount, all liabilities (including any earn-outs) for the deferred payment of the purchase price of property, services or assets, (d) all liabilities for letters of credit, performance bonds, guarantees, keep-wells, or similar instruments, whether or not drawn or called, except for the instruments which are listed in Schedule 7.07(a) or Schedule 7.07(b), (e) all liabilities for interest rate or currency swap, cap, hedges, derivatives, forward or other arrangements designed to provide protection against, hedge or manage changes in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (f) negative cash balances, unpaid checks and wire transfers, (g) except as reflected in the GE Final Closing Working Capital Amount or the BHGE Final Closing Working Capital Amount, all liabilities for the deferred purchase price of an acquisition by or on behalf of such Person of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (h) all liabilities for premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other payment obligations that would arise if all Debt referred to in the foregoing clauses (a) through (g) was prepaid, unwound and settled in full at Closing, and (i) all guarantees or sureties by such Person of any of the foregoing in respect of any other Person, except for the credit support listed in Schedule 7.07(a) or Schedule 7.07(b). The ELTO Leases are not “Debt” for purposes of this Agreement.

“Designated Agreement Amendment” has the meaning set forth on Schedule 4.

“Distribution Agreements” means, collectively, the BHGE Distribution Agreement and the GE Distribution Agreement.

“ELTO Agreement” means the ELTO agreement to be entered into among BHGE, GE and the Company substantially in the form attached hereto as Schedule F.

“ELTO Engines” means the aeroderivative engines that the GE Contributed Business or BHGE Contributed Business, as applicable, loans or lends to its customers while its customers’ engines are under repair.

“ELTO Leases” means the leases listed in Schedule 1 under which GE and its Affiliates lease ELTO Engines from the owner-lessors pursuant to sale-leaseback transactions.

“Employee Plan” means, as applicable, a BHGE Employee Plan, a Company Employee Plan or a GE Employee Plan.

“Environmental Laws” means any Applicable Law relating to worker health or safety (to the extent relating to exposure to Hazardous Substances), pollution or protection of the environment or the handling, storage, generation, use, disposal, Release or threatened Release of Hazardous Substances.

“Excluded Claims” means the claims listed on Schedule 2.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with such Person, as defined in Sections 414(b), (c), (m) and (o) of the Code or Section 4001(b)(1) of ERISA. For purposes of the foregoing, a time shall be deemed relevant only to the extent such Person could still have liability with respect to the trade or business that was an ERISA Affiliate at such time.

“FieldCore Sourcing/Services Agreement” means a sourcing/services agreement to be entered into between GE and the Company at the Closing in form and substance as mutually agreed between GE and BHGE.

“Fixtures” means Fixtures as defined in Article 9 of the Uniform Commercial Code.

“Foreign Competition Laws” means all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and all Applicable Laws with respect to foreign investment.

“GAAP” means generally accepted accounting principles in the United States.

“GE Aviation” means the GE Aviation business unit of GE.

“GE Base Working Capital” means $189,000,000.

“GE Basket” means $4,000,000.

“GE Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement between GE and the Company substantially in the form attached hereto as Schedule A.

“GE Business Employee” (i) as of the date of this Agreement, any individual employed by GE or any of its Affiliates who is identified on the GE Business Employee List (an “Initial GE Business Employee”), and (ii) with respect to any date after the date of this Agreement, (A) any Initial GE Business Employee who remains employed by GE or any of its Affiliates through such date and (B) any other individual who has been hired or transferred in accordance with Section 6.01(f).

“GE Business Employee List” means the schedule contemplated by Section 4.14(a) which identifies (i) the GE Business Employees, and (ii) the vacant roles that GE intends to fill to provide services in support of the GE Contributed Business.

“GE Cap” means $50,000,000.

“GE Closing Working Capital Adjustment” means the Working Capital of the GE Contributed Business as defined in the GE Transaction Accounting Principles.

“GE Closing Working Capital” means the current assets minus the current liabilities of the GE Contributed Business as of immediately prior to the Closing, which shall be calculated in accordance with the GE Transaction Accounting Principles.

“GE Contributed Business” means, collectively, the GE Contributed Assets and the GE Contributed Liabilities.

“GE Contributed Facility” means the leasehold rights and interests of the tenant under the Jacintoport Lease.

“GE Covered Tax” means any (i) Tax for a Pre-Closing Tax Period (including any Tax allocable to a Pre-Closing Tax Period under Section 8.01(f)) to the extent arising out of or relating to the GE Contributed Business or the GE Contributed Assets, (ii) Tax arising out of any Excluded GE Asset, (iii) Income Tax of GE or any of its Affiliates and (iv) Transfer Tax or Pre-Closing Restructuring Tax borne by GE under Section 8.01(c).

“GE Distribution Agreement” means an exclusive distribution agreement between GE and the Company substantially in the form attached hereto as Schedule G.

“GE Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control or (iii) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored or contributed to or required to be contributed to by GE or any of its Affiliates for the benefit of any GE Business Employee.

“GE Excluded Inventory” means all inventory of the GE Contributed Business that would otherwise be GE Inventory that is (a) designed or customized specifically for certain customers or projects and for that reason cannot be sold to any other customer or project or (b) located in Russia.

“GE Final Closing Working Capital Amount” means the GE Closing Working Capital Amount (i) as shown in the Company’s calculation delivered pursuant to Section 2.13(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.13(b), or (ii) if such a notice of disagreement is delivered, (A) as agreed by BHGE and GE pursuant to Section 2.13(b) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.13(c).

“GE Fundamental Reps” means the representations and warranties contained in Sections 4.01, 4.02, 4.04, 4.05(a), 4.12(a), 4.12(f) and 4.17.

“GE Insurance Policies” means all policies of or agreements for insurance and interests in insurance pools and programs held in the name of GE or any of its Affiliates (in each case including self-insurance and insurance and reinsurance from Affiliates) and any rights thereunder as set forth in Section 7.06.

“GE Inventory” has the meaning specified in the GE Transaction Accounting Principles.

“GE Licensed IP” means the Intellectual Property Rights licensed by GE and its Affiliates to the Company under the Intellectual Property License Agreement.

“GE Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the GE Contributed Business, taken as a whole, or on the ability of GE to consummate the Closing, in either case, excluding any effect resulting from (i) changes in, or in the interpretation of, GAAP or the regulatory accounting requirements applicable to the GE Contributed Business, (ii) changes in the general economic or political conditions in the United States or any other jurisdiction in which the GE Contributed Business operates, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the GE Contributed Business operates, (iv) acts of war, sabotage or terrorism or natural disasters, (v) the announcement or consummation of the transactions contemplated by this Agreement, or (vi) any action taken by GE that is required pursuant to this Agreement; provided, however, that any material adverse effect arising out of, resulting from or attributable to any of the circumstances referred to in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has occurred a GE Material Adverse Effect to the extent, but only to the extent, that the GE Contributed Business, taken as a whole, is or would reasonably be expected to be disproportionately affected thereby as compared to other participants in the industries or markets in which the GE Contributed Business operates.

“GE Names and Marks” means any and all (i) Trademarks and other source of business identifiers of GE or any of its Affiliates, and (ii) names, marks and logos derived from, confusingly similar to or including any of the foregoing.

“GE Owned IP” means that portion of the GE Licensed IP that is owned or purported to be owned by GE or any of its Affiliates.

“GE Parties” means GE and each Affiliate of GE that is contributing any portion of the GE Contribution to the Company pursuant to this Agreement.

“GE Secondment Agreement” means a secondment agreement to be entered into between GE and the Company at the Closing in form and substance as mutually agreed between GE and BHGE.

“GE Services Agreement” means a services agreement between GE and the Company substantially in the form attached hereto as Schedule H.

“GE Transaction Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth in Schedule C.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).

“Hazardous Substance” means any substance, waste or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import or regulatory effect, or for which liability or standards of conduct may be imposed, under any law pertaining to the environment, including petroleum, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, minimum taxes, but excluding sales, use, real property gains, real or personal property, gross or net receipts, Transfer Taxes or other similar Taxes), including any such Taxes that are imposed through withholding.

“Intellectual Property License Agreement” means an Intellectual Property License Agreement among the Company, BHGE and GE substantially in the form attached hereto as Schedule I.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights in any and all jurisdictions of the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued, registered or applied for, and all improvements to the inventions disclosed in each such patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and all other designations of commercial source or origin (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith (“Trademarks”), (iii) works of authorship, copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, specifications, designs, formulas, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) research and development information and know-how, (vi) data, databases and data collections, (vii) rights of publicity, privacy and endorsement, (viii) industrial designs and registrations and applications for registration thereof throughout the world and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Inventory Taking” has the meaning specified in the GE Transaction Accounting Principles.

“Jacintoport Lease” means the lease to be entered at Closing between GE Packaged Power, as lessor, and the Company or a Subsidiary thereof, as lessee, with respect to the portion of the property used by the GE Contributed Business (such portion, the “Jacintoport Leasehold Site”), substantially including the terms set forth in the term sheet attached hereto as Schedule O (the “Jacintoport Term Sheet”).

“JV Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto and their Affiliates for fees, expenses, costs or charges as a result of (i) the organization and setting up of the Company, including any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties and (ii) filing fees with respect to the notifications required under the HSR Act; provided, that BHGE and GE shall be responsible for any fees and expenses of investment bankers, attorneys, accountants or other advisors incurred by it in connection with contributing assets and liabilities to the Company in accordance with the terms hereof.

“knowledge of BHGE,” “BHGE’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Stefaan Verbanck, Alfredo Gebbia, Ed Jamison, Blaise Baudry, George Bernhardt, Luca Marcuzzi, Al Riddle and Ishbel Inkster after reasonable inquiry.

“knowledge of GE,” “GE’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Joseph Hart, Nabil Talhaoui, Damian Foti, Rogers Drew, Karen Simons, Frank Landgraff, Griffin Fulmer and Barbara Beckmann after reasonable inquiry.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, transfer restriction, right of first refusal or first offer, preemptive right, lien (statutory or otherwise), charge or adverse claim of any kind. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Massa Lease” means the lease to be entered at Closing between Nuovo Pignone S.r.l., as lessor, and the Company or a Subsidiary thereof, as lessee, with respect to the portion of the property used in the BHGE Contributed Business (such portion, the “Massa Leasehold Site”), substantially including the terms set forth in the term sheet attached hereto as Schedule M (“Massa Term Sheet”).

“Membership Interest” means a limited liability company interest in the Company.

“Netherlands Inventory” means the GE Inventory located in GE’s Amsterdam warehouse.

“NewCo Subsidiary” means each of the legal entities formed in compliance with and as set forth on Schedule 3.

“NewCo Subsidiary Interests” means all of the issued and outstanding shares, membership interests or other equity interests of the NewCo Subsidiaries.

“Non-U.S. Jurisdictions” means the jurisdictions specified on Schedule L.

“Permitted Liens” means (i) mechanics, materialmen’s, workman’s, carrier’s, repairer’s, warehouseman and other similar Liens incurred in the ordinary course of business with respect to any amounts not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the BHGE Final Closing Working Capital Amount or GE Final Closing Working Capital Amount (as applicable), (ii) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the BHGE Final Closing Working Capital Amount or GE Final Closing Working Capital Amount (as applicable), (iii) Liens securing rental payments under capital lease agreements, (iv) with respect to a Contributed Facility, Liens on such Contributed Facility that (A) are matters of public record and (B) do not materially interfere, individually or in the aggregate, with the present use or operation of such Contributed Facility, (v) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, as applicable, (vi) with respect to a Contributed Facility, Liens described in Section 3.12(b) of the BHGE Disclosure Schedule or Section 4.12(b) of the GE Disclosure Schedule, as applicable, constituting a lease, sublease or occupancy agreement that gives any party any right to use or occupy any portion of such Contributed Facility, (vii) non-exclusive licenses granted in the ordinary course of business with respect to Intellectual Property Rights, (viii) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not materially interfere, individually or in the aggregate, with the present use or operation of a Contributed Facility, (ix) Liens described in the BHGE Disclosure Schedule or GE Disclosure Schedule, as applicable, (x) with respect to a Contributed Facility, zoning, building and other generally applicable land use restrictions imposed by Applicable Law that do not, individually or in the aggregate, materially interfere with the present use or operation of such Contributed Facility; (xii) with respect to any Contributed Facility, Liens that have been placed on the fee title of such Contributed Facility that do not, individually or in the aggregate, materially interfere with the present use or operation of such Contributed Facility; and (xiii) with respect to any Contributed Facility, other Liens, if any, that would not be material to the BHGE Contributed Business or GE Contributed Business, as applicable, in each case taken as a whole; provided, however, that no Lien arising under the provisions of ERISA or the parallel provisions of the Code shall be a Permitted Lien.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Port Klang Sublease” means the sublease to be entered at Closing between Baker Hughes (M) Sdn. Bhd., as sublessor, and the Company or a Subsidiary thereof, as sublessee, with respect to the property used in the BHGE Contributed Business (the “Port Klang Sublease Site”), substantially including the terms set forth in the term sheet attached hereto as Schedule N (“Port Klang Term Sheet”).

“Post-Closing LLC Agreement” means an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Schedule K.

“Pre-Closing Transactions” means the transactions contemplated by Schedule 3.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Prepayment Credits” means prepayment credits held by BHGE from GE Aviation; provided, that the amount of the Prepayment Credits may be verified by GE to its reasonable satisfaction.

“Qualifying Offer” means an offer of employment made by the Company or one of its Subsidiaries to a BHGE Business Employee or a GE Business Employee that provides for the terms of employment set forth in Article IX.

“Regulations” means (i) the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area in which one or more BHGE Business Employees or GE Business Employees, as applicable, are based or carry out their work from time to time, and (ii) all other national or provincial legislation which effects the automatic transfer of employees on the sale or transfer or continuation of a business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances.

“Remedial Actions” means all actions required pursuant to Environmental Law or Governmental Authority to (i) clean up, remove, remediate, treat or in any other way address any Release in the indoor or outdoor environment, (ii) prevent or minimize any Release so that a Hazardous Substance does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release.

“Reverse Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement to be entered into between BHKF and BHGE or one of its Subsidiaries at Closing in form and substance as mutually agreed between GE and BHGE, whereby BHKF shall assign any assets or liabilities of BHKF that are Excluded BHGE Assets or Excluded BHGE Liabilities to BHGE or such Subsidiary, and BHGE or such Subsidiary shall assume all such Excluded BHGE Assets and Excluded BHGE Liabilities.

“Rong Lease” means the lease to be entered at Closing between Vetco Gray Scandinavia AS, as lessor, and the Company or a Subsidiary thereof, as lessee, with respect to the property used in the BHGE Contributed Business (“Rong Leasehold Site”), substantially including the terms set forth in the term sheet attached hereto as Schedule P (“Rong Term Sheet”).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement between BHGE and GE, dated as of November 13, 2018.

“Subsidiary” means, with respect to any specified Person, (a) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (b) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Tax” means (i) any federal, state, local, foreign or other tax (including income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, employment, employer health, unemployment compensation, payroll-related and property taxes), import duties, unclaimed or abandoned property liabilities, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition, administration or collection of any of the foregoing, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a transferee, successor or party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Contest” means any audit, examination, administrative inquiry, investigation, judicial proceeding or other dispute or similar proceeding involving a Governmental Authority with respect to any Tax Return or Taxes.

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service or any other Taxing Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means, with respect to any Person, any written agreement entered into prior to the Closing binding such Person that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any other Person’s Tax Liability, other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in any agreements the primary purpose of which does not relate to Taxes.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto and their Affiliates for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement, including fees and expenses incurred in obtaining consents from third parties in connection with the contributions of assets and liabilities to the Company hereunder. For the avoidance of doubt, Transaction Expenses shall not include JV Transaction Expenses.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding, temporary, proposed and final regulations).

“Trigger Date” has the meaning ascribed to it in the Stockholders Agreement.

“Turbine Development and Supply Agreement” means an agreement regarding LM9000 and LM2500 G-5 engines to be entered into among the Company (and/or its Subsidiaries), and BHGE and GE (and/or their respective Subsidiaries) substantially in the form attached hereto as Schedule J.

“Uniform Commercial Code” means the Uniform Commercial Code adopted and enacted by the State of New York, as the same may be amended from time to time.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 and any similar Applicable Law.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
BHGE	Preamble
BHGE Authorized Service Provider Agreements	2.02(d)
BHGE Available Insurance Policies	7.05(a)
BHGE Cash Contribution	2.12(g)
BHGE Contributed Assets	2.02
BHGE Contributed Business	1.01(a)
BHGE Contributed Contracts	2.02(d)
BHGE Contributed Facilities	1.01(a)
BHGE Contributed Liabilities	2.04
BHGE Contribution	Recitals
BHGE Cure Period	12.01(d)
BHGE Disclosure Schedule	13.11
BHGE Indemnified Parties	11.02(c)(i)
BHGE Required Consents	3.06
BHGE Transferred Employee	9.01(i)
BHGE Warranty Breach	11.02(a)(i)(A)
Closing	2.12

Company	Preamble
Company Indemnified Parties	11.02(a)(i)
Damages	11.02(a)(i)
Dispute Notice	2.13(b)
e-mail	13.01
Environmental Claims	11.05
Excluded BHGE Assets	2.03
Excluded BHGE Liabilities	2.05
Excluded GE Assets	2.07
Excluded GE Liabilities	2.09
GE	Preamble
GE Authorized Service Provider Agreements	2.06(d)
GE Available Insurance Policies	7.06(a)
GE Cash Payment	2.12(h)
GE Contributed Assets	2.06
GE Contributed Business	1.01(a)
GE Contributed Contracts	2.06(d)
GE Contributed Facility	1.01(a)
GE Contributed Liabilities	2.08
GE Contribution	Recitals
GE Cure Period	12.01(e)
GE Disclosure Schedule	13.11
GE Indemnified Parties	11.02(c)(ii)
GE Required Consents	4.06
GE Transferred Employee	9.01(ii)
GE Warranty Breach	11.02(b)(i)(A)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Independent Expert	2.13(c)
Initial BHGE Business Employee	1.01(a)
Initial GE Business Employee	1.01(a)
Inventory Cash Payment	2.12(j)
Leases	7.10(b)
Membership Interest Issuances	2.11(c)
Open Matters	7.10(a)
Open Matters Ancillary Agreement	7.10(a)
Post-Closing Statement	2.13(a)
Pre-Closing Restructuring Taxes	8.01(c)
Rules of Arbitration	13.06
Rules of Mediation	13.06
Surety	7.07
Surety Bond	7.07
Tax Benefit	11.06(a)(ii)
Tax Treatment	8.01(g)
Taxing Authority	1.01
Terminating BHGE Breach	12.01(d)

Terminating GE Breach	12.01(e)
Termination Date	12.01(b)
Third Party Claim	11.03(a)
Transfer Taxes	8.01(c)(i)
Transferred Employee	9.01(ii)

Section 1.02   Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “dollars” or “$” shall mean United States dollars. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article II

CONTRIBUTIONS; ISSUANCES OF MEMBERSHIP INTERESTS

Section 2.01   Contribution of NewCo Subsidiary Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, BHGE shall, or shall cause its applicable Affiliate, to contribute, convey, transfer, assign and/or deliver, or to cause to be contributed, conveyed, transferred, assigned and/or delivered, to the Company, and the Company agrees to accept from BHGE, or such Affiliate, all right, title and interest in and to the NewCo Subsidiary Interests, free and clear of all Liens, except restrictions on transfer imposed by applicable securities laws.

Section 2.02   BHGE Contributed Assets. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, BHGE agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and the Company agrees to accept, at the Closing, free and clear of all Liens, other than Permitted Liens, all of the BHGE Parties’ right, title and interest in, to and under the following (collectively, with any such assets that are owned by BHKF and including any such assets contributed to the NewCo Subsidiaries pursuant to the Pre-Closing Transactions, the “BHGE Contributed Assets”), except to the extent that (i) such BHGE Contributed Assets are owned by BHKF or (ii) the BHGE Parties have contributed such BHGE Contributed Assets to the NewCo Subsidiaries pursuant to the Pre-Closing Transactions (in each such case, which BHGE Contributed Assets will be beneficially owned by the Company following the contribution of the NewCo Subsidiary Interests to the Company pursuant to Section 2.01):

(a)   the BHGE Contributed Facilities;

(b)   all tangible personal property, including plants, equipment, tools, machinery and facilities, ELTO Engines (but not any customer contracts for the loan or rental of aeroderivative engines, including any payment or other obligations thereunder), and interests therein, exclusively related to the BHGE Contributed Facilities, including such tangible personal property listed on Schedule 2.02(b)(x) but excluding, in all cases, Fixtures;

(c)   all BHGE Inventory, including the Prepayment Credits;

(d)   all transferable right, title and interest under the agreements listed on Schedule 2.02(d) (agreements listed under the heading “Authorized Service Provider Agreements” on such schedule, the “BHGE Authorized Service Provider Agreements” and all of the agreements listed on such schedule, including the BHGE Authorized Service Provider Agreements and purchase orders of the BHGE Contributed Business entered into in accordance with Section 5.01 from the date hereof until the Closing Date, collectively, the “BHGE Contributed Contracts”);

(e)   assets to the extent reflected in the BHGE Final Closing Working Capital Amount;

(f)   to the extent exclusively related to the operation of the BHGE Contributed Assets, any insurance proceeds received or the rights to proceeds to be or that may be received as a result of insurance claims made for all periods from the date hereof through the Closing Date, during the period from the date hereof until the Closing Date;

(g)   to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) of the BHGE Transferred Employees; and

(h)   any assets expressly transferred pursuant to Article IX.

Section 2.03   Excluded BHGE Assets. GE and the Company expressly understand and agree that all assets that are not BHGE Contributed Assets shall be excluded from the BHGE Contribution (collectively, the “Excluded BHGE Assets”), including the following assets and properties of BHGE or its Affiliates (or any of their predecessors):

(a)   all of the BHGE Parties’ cash and cash equivalents on hand and in banks;

(b)   all current assets (other than such assets described in Section 2.02(c) or Section 2.02(e)), including accounts, notes and other receivables, of BHGE or any of its Affiliates;

(c)   other than the BHGE Contributed Contracts, all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments of the BHGE Parties or any of their Affiliates;

(d)   other than to the extent expressly provided in Section 7.05, all BHGE Insurance Policies and all rights of any nature with respect to any BHGE Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(e)   all Intellectual Property Rights owned by or licensed to the BHGE Parties or any of their Affiliates (including the BHGE Names and Marks);

(f)   all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the BHGE Parties and their Affiliates;

(g)   all causes of action against third parties to the extent relating primarily to the Excluded BHGE Assets or the Excluded BHGE Liabilities and all causes of action relating to the Excluded Claims;

(h)   all rights of BHGE arising under this Agreement or the transactions contemplated hereby;

(i)   all claims for Tax refunds and all rights to Tax refunds, credits or similar benefits associated with BHKF or the BHGE Contributed Business, in each case attributable to a Pre-Closing Tax Period;

(j)   all Tax Returns of the BHGE Parties and their Affiliates and all other Tax-related documents of the BHGE Parties and their Affiliates, including any consolidated, combined, affiliated or unitary Tax Return that includes the BHGE Parties or any of their Affiliates;

(k)   the personnel records (including all human resources and other records) of BHGE and its Affiliates relating to employees of BHGE and its Affiliates, other than the BHGE Transferred Employees;

(l)   except to the extent expressly set forth in Article IX, the BHGE Employee Plans and all other benefit or compensation plans, programs, agreements, contracts, policies or arrangements at any time maintained, sponsored or contributed or required to be contributed to by BHGE or any of its Affiliates or with respect to which BHGE or any of its Affiliates has any current or contingent liability or obligation and, in any case, all assets related thereto;

(m)   any BHGE Contributed Assets sold or otherwise disposed of in the ordinary course of business prior to the date hereof or during the period from the date hereof until the Closing Date in accordance with Section 5.01(b);

(n)   except for the BHGE Contributed Facilities, any real property or facility currently or formerly owned, leased, operated, occupied or used by BHGE or its Affiliates (or any of their predecessors) (including with respect to the BHGE Contributed Business), or at which BHGE or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the BHGE Contributed Business), including all improvements, Fixtures, and appurtenances thereto and rights in respect thereof;

(o)   all BHGE Excluded Inventory; and

(p)   any assets or properties of BHKF that will be transferred to BHGE or its applicable Subsidiary pursuant to the Reverse Bill of Sale and Assignment and Assumption Agreement.

Section 2.04   BHGE Contributed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Company agrees, effective at the Closing, except to the extent that (i) such BHGE Contributed Liabilities are binding on BHKF or (ii) the BHGE Parties have contributed such BHGE Contributed Liabilities to the NewCo Subsidiaries pursuant to the Pre-Closing Transactions, to assume all debts, obligations and liabilities of the BHGE Parties (or any predecessor of the BHGE Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to or arising out of the BHGE Contributed Assets and that are not Excluded BHGE Liabilities (collectively, with any such liabilities binding on BHKF and including any such liabilities transferred to the NewCo Subsidiaries pursuant to the Pre-Closing Transactions, the “BHGE Contributed Liabilities”), including the following:

(a)   all liabilities to the extent included in the BHGE Final Closing Working Capital Amount;

(b)   all liabilities and obligations of the BHGE Parties or any of their Affiliates arising under the BHGE Contributed Contracts;

(c)   all liabilities and obligations arising under or relating to any repairs performed and parts or other products provided or sold in connection therewith on or prior to the Closing Date by the BHGE Contributed Business, including warranty obligations;

(d)   all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the conduct of BHGE Contributed Business to the extent relating to the BHGE Contributed Assets before any arbitrator or any Governmental Authority; and

(e)   all liabilities and obligations with respect to (i) each BHGE Transferred Employee and (ii) each BHGE Employee Plan, in each case that are expressly assumed by the Company pursuant to Article IX.

Section 2.05   Excluded BHGE Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Company is assuming from the BHGE Parties only the BHGE Contributed Liabilities and is not assuming any other liability or obligation of the BHGE Parties of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the BHGE Parties (all such liabilities and obligations not being assumed being herein referred to as the “Excluded BHGE Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded BHGE Liabilities (which shall not be assumed by the Company) include:

(a)   any liability or obligation for BHGE Covered Taxes;

(b)   all liabilities and obligations with respect to (i) each employee of BHGE or its Affiliates (including the BHGE Transferred Employees) arising on or before, or relating to any circumstance occurring or existing on or before, the Closing Date and (ii) each BHGE Employee Plan, in each case other than any such liabilities or obligations expressly assumed by the Company pursuant to Article IX;

(c)   all liabilities and obligations of the BHGE Parties (or any predecessor of the BHGE Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent (i) relating to facts, conditions, or occurrences existing or occurring on or prior to the Closing and (ii) both relating to or arising out of the BHGE Contributed Assets and arising under or relating to any Environmental Law, including any liabilities or obligations relating to or arising out of (A) a Release of a Hazardous Substance at, on or from any of the BHGE Contributed Facilities or (B) exposure of any Person to Hazardous Substances;

(d)   any liability or obligation relating to or arising out of the Excluded BHGE Assets;

(e)   all Debt of any BHGE Party;

(f)   Transaction Expenses and JV Transaction Expenses of BHGE and its Affiliates, including any Transaction Expenses incurred in connection with obtaining and executing the Designated Agreement Amendment; and

(g)   any liability or obligation transferred to BHGE or its applicable Subsidiary pursuant to the Reverse Bill of Sale and Assignment and Assumption Agreement.

Section 2.06   GE Contributed Assets. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, GE agrees to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and the Company agrees to accept, at the Closing, free and clear of all Liens, other than Permitted Liens, all of the GE Parties’ right, title and interest in, to and under the following (collectively, the “GE Contributed Assets”):

(a)   the GE Contributed Facility;

(b)   all tangible personal property, including plants, equipment, tools, machinery and facilities, ELTO Engines (but not any customer contracts for the loan or rental of aeroderivative engines, including any payment or other obligations thereunder, other than the obligations under the ELTO Leases), and interests therein, exclusively related to the GE Contributed Facility, including such tangible personal property listed on Schedule 2.06(b)(x) (whether or not located in the GE Contributed Facility) but excluding, in all cases, (x) such tangible personal property listed on Schedule 2.06(b)(y) and (y) Fixtures;

(c)   all GE Inventory, including the Netherlands Inventory and the GE Inventory listed on Schedule 2.06(c);

(d)   all transferable right, title and interest under the ELTO Leases and the agreements listed on Schedule 2.06(d) (agreements listed under the heading “Authorized Service Provider Agreements” on such schedule, the “GE Authorized Service Provider Agreements” and ELTO Leases and all of the agreements listed on such schedule, including the GE Authorized Service Provider Agreements and purchase orders of the GE Contributed Business entered into in accordance with Section 6.01 from the date hereof until the Closing Date, collectively, the “GE Contributed Contracts”);

(e)   assets to the extent reflected in the GE Final Closing Working Capital Amount;

(f)   to the extent exclusively related to the operation of the GE Contributed Assets, any insurance proceeds received or the rights to proceeds to be or that may be received as a result of insurance claims made for all periods from the date hereof through the Closing Date, during the period from the date hereof until the Closing Date;

(g)   to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) of the GE Transferred Employees; and

(h)   any assets expressly transferred pursuant to Article IX.

Section 2.07   Excluded GE Assets. BHGE and the Company expressly understand and agree that all assets that are not GE Contributed Assets shall be excluded from the GE Contribution (collectively, the “Excluded GE Assets”), including the following assets and properties of GE or its Affiliates (or any of their predecessors):

(a)   all of the GE Parties’ cash and cash equivalents on hand and in banks;

(b)   all current assets (other than such assets described in Section 2.06(c) or Section 2.06(e)), including accounts, notes and other receivables, of GE or any of its Affiliates;

(c)   other than the GE Contributed Contracts, all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments of the GE Parties or any of their Affiliates;

(d)   other than to the extent expressly provided in Section 7.06, all GE Insurance Policies and all rights of any nature with respect to any GE Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(e)   all Intellectual Property Rights owned by or licensed to the GE Parties or any of their Affiliates (including the GE Names and Marks);

(f)   all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the GE Parties and their Affiliates;

(g)   all causes of action against third parties to the extent relating primarily to the Excluded GE Assets or the Excluded GE Liabilities;

(h)   all rights of GE arising under this Agreement or the transactions contemplated hereby;

(i)   all claims for Tax refunds and all rights to Tax refunds, credits or similar benefits associated with the GE Contributed Business attributable to a Pre-Closing Tax Period;

(j)   all Tax Returns of the GE Parties and their Affiliates and all other Tax-related documents of the GE Parties and their Affiliates including any consolidated, combined, affiliated or unitary Tax Return that includes the GE Parties or any of their Affiliates;

(k)   the personnel records (including all human resources and other records) of GE and its Affiliates relating to employees of GE and its Affiliates, other than the GE Transferred Employees;

(l)   except to the extent expressly set forth in Article IX, the GE Employee Plans and all other benefit or compensation plans, programs, agreements, contracts, policies or arrangements at any time maintained, sponsored or contributed or required to be contributed to by GE or any of its Affiliates or with respect to which GE or any of its Affiliates has any current or contingent liability or obligation and, in any case, all assets related thereto;

(m)   any GE Contributed Assets sold or otherwise disposed of in the ordinary course of business prior to the date hereof or during the period from the date hereof until the Closing Date in accordance with Section 6.01(b);

(n)   except for the GE Contributed Facility, any real property or facility currently or formerly owned, leased, operated, occupied or used by GE or its Affiliates (or any of their predecessors) (including with respect to the GE Contributed Business), or at which GE or its Affiliates (or any of their predecessors) formerly provided any services (including with respect to the GE Contributed Business), including all improvements, Fixtures, and appurtenances thereto and rights in respect thereof; and

(o)   all GE Excluded Inventory.

Section 2.08   GE Contributed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Company agrees, effective at the Closing, to assume all debts, obligations and liabilities of the GE Parties (or any predecessor of the GE Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to or arising out of the GE Contributed Assets and that are not Excluded GE Liabilities (the “GE Contributed Liabilities”), including the following:

(a)   all liabilities to the extent included in the GE Final Closing Working Capital Amount;

(b)   all liabilities and obligations of the GE Parties or any of their Affiliates arising under the GE Contributed Contracts;

(c)   all liabilities and obligations arising under or relating to any repairs performed and parts or other products provided or sold in connection therewith on or prior to the Closing Date by the GE Contributed Business, including warranty obligations;

(d)   all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the conduct of the GE Contributed Business to the extent relating to the GE Contributed Assets before any arbitrator or any Governmental Authority; and

(e)   all liabilities and obligations with respect to (i) each GE Transferred Employee and (ii) each GE Employee Plan, in each case that are expressly assumed by the Company pursuant to Article IX.

Section 2.09   Excluded GE Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Company is assuming from the GE Parties only the GE Contributed Liabilities and is not assuming any other liability or obligation of the GE Parties of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the GE Parties (all such liabilities and obligations not being assumed being herein referred to as the “Excluded GE Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded GE Liabilities (which shall not be assumed by the Company) include:

(a)   any liability or obligation for GE Covered Taxes;

(b)   all liabilities and obligations with respect to (i) each employee of GE or its Affiliates (including the GE Transferred Employees) arising on or before, or relating to any circumstance occurring or existing on or before, the Closing Date and (ii) each GE Employee Plan, in each case other than any such liabilities or obligations expressly assumed by the Company pursuant to Article IX;

(c)   all liabilities and obligations of the GE Parties (or any predecessor of the GE Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent (i) relating to facts, conditions, or occurrences existing or occurring on or prior to the Closing and (ii) both relating to or arising out of the GE Contributed Assets and arising under or relating to any Environmental Law, including any liabilities or obligations relating to or arising out of (A) a Release of a Hazardous Substance at, on or from the GE Contributed Facility or (B) exposure of any Person to Hazardous Substances;

(d)   any liability or obligation relating to or arising out of the Excluded GE Assets;

(e)   all Debt of any GE Party;

(f)   any liability or obligation arising out of or with respect to the matters set forth on Schedule 5; and

(g)   Transaction Expenses and JV Transaction Expenses of GE and its Affiliates, including any Transaction Expenses incurred in connection with Section 2.12(j).

Section 2.10   Required Consents; Assignment of Contracts; Wrong Pockets Provisions.

(a)   Prior to the Closing, each of BHGE and GE shall, and shall cause each of its respective Affiliates to, use its commercially reasonable efforts to obtain the BHGE Required Consents and the GE Required Consents, respectively, and GE and BHGE shall cooperate with one another in connection therewith; provided, that any costs or expenses incurred in connection with obtaining any BHGE Required Consents or GE Required Consents shall be borne solely by BHGE and GE, respectively. Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sublease, contribute or otherwise transfer without the corresponding third party consent any BHGE Contributed Asset or GE Contributed Asset, or any right thereunder, the assignment, sublease or transfer or attempted assignment, sublease or transfer of which, without the consent of a third party (including any Governmental

Authority) would constitute a breach or other contravention thereof or of the underlying lease or a violation of Applicable Law or would, in any way, adversely affect the rights of the BHGE Parties, the GE Parties or the Company, as applicable, thereto or thereunder. In such case, if such required third party consent is not obtained, then the corresponding Contributed Asset or right thereunder will not be assigned, subleased or transferred to the Company or any of its Subsidiaries hereunder, and BHGE, GE and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement with no additional cost to the Company.

(b)   If, after the Closing, BHGE or GE becomes aware that any BHGE Contributed Asset or GE Contributed Asset which should have been contributed to, or any BHGE Contributed Liability or GE Contributed Liability which should have been assumed by, the Company pursuant to the terms of this Agreement was not contributed to or assumed by the Company as contemplated by this Agreement, then (i) BHGE or GE, as applicable, shall (or shall cause the applicable BHGE Party or GE Party to) promptly transfer such BHGE Contributed Asset or GE Contributed Asset (if applicable) and (ii) the Company shall (or shall cause its applicable Subsidiary to) promptly assume such BHGE Contributed Liability or GE Contributed Liability (if applicable), in each case, for no consideration, at the Company’s expense and subject to the terms and conditions of this Agreement.

(c)   If, after the Closing, BHGE or GE becomes aware that any Excluded BHGE Asset or Excluded GE Asset which should have been retained by, or any Excluded BHGE Liability or Excluded GE Liability which should have been retained by, BHGE or GE, as applicable, pursuant to the terms of this Agreement was contributed to or assumed by the Company, then (i) the Company shall (or shall cause its applicable Subsidiary to) promptly transfer such Excluded BHGE Asset or Excluded GE Asset (if applicable) to BHGE or GE, as applicable, and (ii) BHGE or GE, as applicable, shall (or shall cause the applicable BHGE Party or GE Party to) promptly assume such Excluded BHGE Liability or Excluded GE Liability (if applicable), in each case, for no consideration, at the Company’s expense and subject to the terms and conditions of this Agreement.

(d)   From time to time following the Closing, each of the Company, BHGE and GE shall deliver such additional deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the NewCo Subsidiaries all right, title and interest in, to and under the BHGE Contributed Assets and BHGE Contributed Liabilities.

Section 2.11   Issuance and Acquisition of Membership Interests.

(a)   In exchange for the BHGE Contribution and the commitments in favor of the GE Parties pursuant to the Turbine Development and Supply Agreement, the Company shall, as provided in Section 2.12, issue Membership Interests to BHGE (and/or, at its election, one or more of its wholly-owned Subsidiaries).

(b)   In exchange for the GE Contribution to the Company, and taking into account the commitments in favor of the GE Parties pursuant to the Turbine Development and Supply Agreement, the Company shall, as provided in Section 2.12, issue the Membership Interests to GE (and/or, at its election, one or more of its wholly-owned Subsidiaries) and transfer the GE Cash Payment to GE (and/or, at its election, one or more of its wholly-owned Subsidiaries).

(c)   The Membership Interest issuances described in this Section 2.11 are hereinafter referred to as the “Membership Interest Issuances”). Immediately after the Membership Interest Issuances (and after any adjustments pursuant to Section 2.13(e)), BHGE (and/or its applicable wholly owned Subsidiaries) will own 50% of the outstanding Membership Interests and GE (and/or its applicable wholly owned Subsidiaries) will own 50% of the outstanding Membership Interests.

Section 2.12   Closing. The closing (the “Closing”) of the BHGE Contribution, the GE Contribution, and the Membership Interest Issuances hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the first Business Day of the month following the month during which the conditions set forth in Article X (other than such conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) are satisfied or, to the extent permissible, waived by the party entitled to the benefit of, such conditions set forth therein; provided, that, if the date of such satisfaction or waiver is within 10 Business Days of the end of any month, then either party hereto shall have the right to defer the Closing to the first Business Day of the second month following the month during which such date occurs; provided, further, that the Closing shall not occur prior to the Trigger Date without the prior written consent of BHGE and GE. The Closing shall be effective at 12:01am Eastern Time on the Closing Date. At the Closing:

(a)   BHGE shall deliver to each of the Company and GE a statement, signed under penalties of perjury and dated no more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that BHGE is not a “foreign person” as defined in Section 1445 of the Code.

(b)   GE shall deliver to each of the Company and BHGE a statement, signed under penalties of perjury and dated no more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that GE is not a “foreign person” as defined in Section 1445 of the Code.

(c)   BHGE shall deliver to the Company and GE a duly executed counterpart or duly executed counterparts (as applicable) of each Ancillary Agreement (other than any Ancillary Agreement that is not yet in definitive form, pursuant to Section 7.10) to which BHGE (or any of its Affiliates or the NewCo Subsidiaries) is a party and to GE the certificate to be delivered pursuant to Section 10.02;

(d)   GE shall deliver to the Company and BHGE a duly executed counterpart or duly executed counterparts (as applicable) of each Ancillary Agreement (other than any Ancillary Agreement that is not yet in definitive form, pursuant to Section 7.10) to which GE (or any of its Affiliates, other than the Company) is a party and to BHGE the certificate to be delivered pursuant to Section 10.03;

(e)   The Company shall deliver to BHGE and GE a duly executed counterpart of each Ancillary Agreement (other than any Ancillary Agreement that is not yet in definitive form, pursuant to Section 7.10) to which the Company or a Subsidiary thereof is a party;

(f)   The Company shall deliver to BHGE and GE a duly executed joinder to the Aero Supply Agreement, substantially in the form attached as Schedule 1 thereto;

(g)   BHGE shall deliver to the Company $60,000,000 in immediately available funds by wire transfer (the “BHGE Cash Contribution”);

(h)   The Company shall deliver to the GE Parties $60,000,000 in immediately available funds (the “GE Cash Payment”) by wire transfer to an account of GE or one of its Affiliates designated by GE by notice to the Company, which notice shall be delivered not later than two Business Days prior to the Closing Date (or, if not so designated, then by certified or official bank check payable in immediately available funds to the order of GE in such amount);

(i)   The Membership Interest Issuances pursuant to Section 2.11 shall be duly reflected by the Company in its books and records in the manner contemplated by the Post-Closing LLC Agreement, as applicable; and

(j)   GE shall cause the contribution of the Netherlands Inventory to an Affiliate of the Company as follows: GE shall deliver to the Company an amount in cash equal to the value of the Netherlands Inventory in immediately available funds by wire transfer (the “Inventory Cash Payment”), whereupon the Company shall, immediately thereafter and following the contribution of BV NewCo (as defined in Schedule 3) to the Company, deliver to BV NewCo an amount in cash equal to the Inventory Cash Payment and cause BV NewCo to use such cash to purchase the Netherlands Inventory from GE Power Netherlands B.V. pursuant to an agreement in the form of the Form of Bill of Sale and Assignment and Assumption Agreement, with such modifications which GE’s and BHGE’s local counsel advise and the parties mutually agree are necessary to comply with the requirements of applicable local law.

Section 2.13   Working Capital Adjustment.

(a)   As promptly as practicable, but no later than 90 days after completion of the Inventory Taking, the Company will cause to be prepared and delivered to each of BHGE and GE a statement (the “Post-Closing Statement”) setting forth the Company’s good-faith calculation of the BHGE Closing Working Capital, the BHGE Closing Working Capital Adjustment, the GE Closing Working Capital and the GE Closing Working Capital Adjustment. Together with the delivery of the Post-Closing Statement, the Company shall provide such schedules and data as may be reasonably appropriate to support the calculations of the BHGE Closing Working Capital, the BHGE Closing Working Capital Adjustment, the

GE Closing Working Capital and the GE Closing Working Capital Adjustment set forth therein. The Company shall prepare the Post-Closing Statement in accordance with the BHGE Transaction Accounting Principles and the GE Transaction Accounting Principles.

(b)   Each of BHGE and GE shall have a period of 60 days following delivery of the Post-Closing Statement delivered pursuant to Section 2.13(a) to review the computations set forth therein. During such 60-day period, the Company shall provide to BHGE and GE reasonable access to all work papers, documentation and data prepared or used by the Company in connection with preparation of the Post-Closing Statement (subject, in the case of work papers of independent accountants, to BHGE or GE, as applicable, signing a customary access letter relating to access to work papers in form and substance reasonably acceptable to such independent accountants). If BHGE or GE disagrees with the Company’s calculation of any of the items set forth in the Post-Closing Statement delivered pursuant to Section 2.13(a), then BHGE or GE, as applicable, shall, within such 60-day period, deliver a written notice to the other disagreeing with such calculation and which specifies BHGE’s or GE’s, as applicable, calculation of such amount and the resulting calculation of the BHGE Closing Working Capital, the BHGE Closing Working Capital Adjustment, the GE Closing Working Capital and the GE Closing Working Capital Adjustment, as applicable (“Dispute Notice”), and, in reasonable detail, the objecting party’s grounds for such disagreement. Any Dispute Notice shall specify those items or amounts as to which the objecting party disagrees, and the objecting party shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement delivered pursuant to Section 2.13(a) to which it does not object in the Dispute Notice.

(c)   In the event that BHGE and GE are unable to agree in writing on the resolution of all items disputed in any Dispute Notice duly delivered pursuant to Section 2.13(b) within 30 days following delivery and receipt of such Dispute Notices, the unresolved dispute items may thereafter be referred by either BHGE or GE for final, binding resolution by an internationally recognized independent public accountant that is mutually agreeable to BHGE and GE (the “Independent Expert”). The Independent Expert shall determine, based solely on presentations and written submissions by BHGE and GE, without ex parte communications, and not by independent review, only those items or amounts in the Post-Closing Statement that BHGE and GE were unable to resolve. In making its determination, the Independent Expert shall (i) be bound by the terms and conditions of this Agreement, including the BHGE Transaction Accounting Principles, the GE Transaction Accounting Principles, the definitions of BHGE Closing Working Capital, BHGE Closing Working Capital Adjustment, GE Closing Working Capital and GE Closing Working Capital Adjustment and the terms of this  Section 2.13(c), and (ii) may not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either BHGE or GE or that is less than the lowest value for such amount claimed by either BHGE or GE. The Independent Expert shall deliver to BHGE and GE, as promptly as practicable, but in any event within 60 days of its engagement pursuant to this Section 2.13(c), a report setting forth its calculations, which report shall be final and binding upon BHGE and GE. The fees and expenses of the Independent Expert shall be borne by BHGE or GE in inverse proportion to the value of the disputed amounts resolved in favor of each such Person.

(d)   GE and BHGE agree that they will, and agree to cause the Company and their respective independent accountants to, reasonably cooperate and assist in the preparation of the Post-Closing Statement, and in the conduct of the reviews referred to in this Section 2.13(d), including the making available to the extent reasonably necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

(e)   If:

(i)   each of the BHGE Closing Working Capital Adjustment and the GE Closing Working Capital Adjustment is positive, and the BHGE Closing Working Capital Adjustment is greater than the GE Closing Working Capital Adjustment, then GE shall pay to BHGE an amount equal to one-half of an amount equal to the BHGE Closing Working Capital Adjustment minus the GE Closing Working Capital Adjustment;

(ii)   each of the BHGE Closing Working Capital Adjustment and the GE Closing Working Capital Adjustment is positive, and the GE Closing Working Capital Adjustment is greater than the BHGE Closing Working Capital Adjustment, then BHGE shall pay to GE an amount equal to one-half of an amount equal to the GE Closing Working Capital Adjustment minus the BHGE Closing Working Capital Adjustment;

(iii)   each of the BHGE Closing Working Capital Adjustment and the GE Closing Working Capital Adjustment is negative, and the BHGE Closing Working Capital Adjustment is greater than the GE Closing Working Capital Adjustment on an absolute value basis, then BHGE shall pay to GE an amount equal to one-half of an amount equal to the absolute value of the BHGE Closing Working Capital Adjustment minus the absolute value of the GE Closing Working Capital Adjustment;

(iv)   each of the BHGE Closing Working Capital Adjustment and the GE Closing Working Capital Adjustment is negative, and the GE Closing Working Capital Adjustment is greater than the BHGE Closing Working Capital Adjustment on an absolute value basis, then GE shall pay to BHGE an amount equal to one-half of an amount equal to the absolute value of the GE Closing Working Capital Adjustment minus the absolute value of the BHGE Closing Working Capital Adjustment;

(v)   the BHGE Closing Working Capital Adjustment is a positive amount and the GE Closing Working Capital Adjustment is a negative amount, then GE shall pay to BHGE an amount equal to one-half of an amount equal to the BHGE Closing Working Capital Adjustment minus the GE Closing Working Capital Adjustment; and

(vi)   the GE Closing Working Capital Adjustment is a positive amount and the BHGE Closing Working Capital Adjustment is a negative amount, then BHGE shall pay to GE an amount equal to one half of an amount equal to the GE Closing Working Capital Adjustment minus the BHGE Closing Working Capital Adjustment.

(f)   Any payment pursuant to Section 2.13(e) shall be made at a mutually convenient time and place within two Business Days after the applicable payment amount has been finally determined, by delivery by BHGE or GE, as the case may be, of cash by wire transfer of immediately available funds to the bank account designated by the party entitled to such payment, which notice shall be delivered no later than two Business Days prior to the date such payment is to be made (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the party entitled to such payment in such amount).

(g)   Any payment made by (i) BHGE pursuant to Section 2.13(e) shall be treated as an increase to each of the BHGE Cash Contribution and the GE Cash Payment and (ii) GE pursuant to Section 2.13(e) shall be treated as a decrease to each of the BHGE Cash Contribution and the GE Cash Payment, in each case for U.S. federal income tax purposes.

Section 2.14   Withholding. GE or BHGE, as applicable, shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement to the extent that such amounts are required to be deducted and withheld under the Code, or any provisions of state, local or foreign Tax law. To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. GE and BHGE will reasonably cooperate with one another to avoid the imposition or minimize the amount of any such withholding Tax to the extent permitted by Applicable Law.

Section 2.15   Schedules. The parties (a) acknowledge that there may be inadvertent omissions or inclusions in the Schedules relating to this Article II and (b) agree to cooperate in good faith prior to the Closing to identify any such inadvertent omissions or inclusions and, with the consent of all parties (which consent will not be unreasonably withheld, conditioned or delayed), to update the applicable Schedules to correct any such errors.

Article III

REPRESENTATIONS AND WARRANTIES OF BHGE

Except as set forth in the BHGE Disclosure Schedule (subject to  Section 13.11), BHGE represents and warrants to GE and the Company as of the date hereof and as of the Closing Date that:

Section 3.01   Existence and Power. BHGE is, and, as of the Closing Date, each Affiliate of BHGE that will execute and deliver an Ancillary Agreement will be, a limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization and has all limited liability company or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a BHGE Material Adverse Effect.

Section 3.02   Authorization. The execution, delivery and performance by BHGE and each applicable Affiliate of BHGE of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby are within BHGE’s and each such Affiliate’s limited liability company or other legal entity powers and have been duly authorized by all necessary corporate action on the part of BHGE and each such Affiliate. This Agreement constitutes a valid and binding agreement of BHGE and each Ancillary Agreement to which BHGE or any such Affiliate is a party, when executed, will constitute a valid and binding agreement of BHGE or such Affiliate, as applicable, in each case enforceable against BHGE or such Affiliate, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03   Governmental Authorization. The execution, delivery and performance by BHGE and each applicable Affiliate of BHGE of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and under Foreign Competition Laws, (b) the actions and filings set forth on Section 3.03 of the BHGE Disclosure Schedule and (c) any action or filing as to which the failure to make or obtain would not have a BHGE Material Adverse Effect.

Section 3.04   Noncontravention. The execution, delivery and performance by BHGE and each applicable Affiliate of BHGE of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of formation or limited liability company agreement of BHGE or the formation and governing documents of any such Affiliate, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) assuming the obtaining of all BHGE Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the BHGE Contributed Business or (d) result in the creation or imposition of any Lien on any BHGE Contributed Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, a BHGE Material Adverse Effect.

Section 3.05   Business and Capitalization of NewCo Subsidiaries and BHKF. (a) Each NewCo Subsidiary will be formed solely for the purposes set out in this Agreement. All of the issued and outstanding NewCo Subsidiary Interests of each NewCo Subsidiary and the BHKF Interests will be owned by BHGE or a direct or indirect wholly owned Subsidiary of BHGE as of immediately prior to the Closing. Prior to the Closing, each NewCo

Subsidiary will not have conducted any business and will have no assets, liabilities or obligations of any nature other than (i) those incident to its formation, (ii) those transferred to it by BHGE pursuant to this Agreement and the applicable Contribution Agreement, Assignment and Assumption Agreement and (iii) governmental licenses, authorizations, permits, consents and approvals related to the operation of the BHGE Contributed Business.

(b)   As of the Closing Date, BHGE will have made available to GE true and complete copies of the organizational documents of each NewCo Subsidiary and BHKF and such organizational documents will be in full force and effect. As of the date of issuance and as of the Closing Date, the NewCo Subsidiary Interests and the BHKF Interests will have been duly authorized and validly issued, will have been fully paid and nonassessable and will not have been issued in violation of any preemptive rights. As of the Closing Date, there will be no restrictions upon the voting or transfer of any shares or other equity interests in each NewCo Subsidiary or BHKF pursuant to the respective NewCo Subsidiary’s or BHKF’s organizational documents or any agreement to which BHGE or any of its Affiliates is a party, other than this Agreement. As of the Closing Date, the owners of each NewCo Subsidiary and BHKF as set forth on Section 3.05(b) of the BHGE Disclosure Schedule, which will be delivered by BHGE by the Closing Date, will be the sole owners of the NewCo Subsidiary Interests of such NewCo Subsidiary and the BHKF Interests, free and clear of all Liens. Other than as a result of the transactions contemplated by this Agreement, as of the Closing Date, no NewCo Subsidiary or BHKF will own, directly or indirectly, any stock of, or any other equity interest in, any Person. As of the Closing Date, there will be no Debt of any NewCo Subsidiary or BHKF outstanding, nor will any NewCo Subsidiary or BHKF have guaranteed any Debt of any other Person.

(c)   There are no additional equity interests in, or any options, warrants or rights of conversion or exchange, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights, agreements, arrangements or commitments of any kind obligating BHKF to repurchase, issue, deliver or sell, or cause to be repurchased, issued, delivered or sold, any of its equity interests, or securities convertible into or exchangeable for its equity interests. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the BHKF Interests. BHKF does not carry on, and has not carried on, any business operations or other activity, other than as related to the BHGE Contributed Business.

Section 3.06   Required Consents. Section 3.06 of the BHGE Disclosure Schedule sets forth each agreement or other instrument binding upon the BHGE Parties or BHKF requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such agreements or instruments which are not, individually or in the aggregate, material to the BHGE Contributed Business taken as a whole (the agreements or other instruments that are or should have been listed on Section 3.06 of the BHGE Disclosure Schedule, the “BHGE Required Consents”).

Section 3.07   Undisclosed Liabilities. Except as set forth on Section 3.07 of the BHGE Disclosure Schedules, there is no liability, debt or obligation of the BHGE Contributed Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations which are not, individually or in the aggregate, material to the BHGE Contributed Business taken as a whole.

Section 3.08   Absence of Certain Changes. (a) Since December 31, 2018, the BHGE Contributed Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a BHGE Material Adverse Effect.

(b)   From December 31, 2018 until the date hereof, except as expressly contemplated by this Agreement, no BHGE Party nor BHKF has:

(i)   suffered any damage, destruction or other casualty loss, in each case not covered by insurance, material to the BHGE Contributed Business taken as a whole;

(ii)   taken any action described in Section 5.01 that would require the prior consent of GE; or

(iii)   agreed or committed to do any of the foregoing.

Section 3.09   Material Contracts. (a) Other than as set forth in Section 3.09(a) of the BHGE Disclosure Schedules or any BHGE Employee Plan, with respect to the BHGE Contributed Business, no BHGE Party nor BHKF as of the date hereof is a party to or bound by:

(i)   any lease (whether of real or personal property) (A) providing for annual rentals of $300,000 or more that cannot be terminated on not more than 60 days’ notice without payment by a BHGE Party or BHKF of any material penalty or (B) under which it is a lessor of or permits any third party to hold or operate any property owned by it;

(ii)   any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the BHGE Parties or BHKF of $300,000 or more or (B) aggregate payments by the BHGE Parties or BHKF of $300,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the BHGE Parties or BHKF of any material penalty;

(iii)   any sales, distribution or other similar agreement providing for the sale by the BHGE Parties or BHKF of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the BHGE Parties or BHKF of $300,000 or more;

(iv)   any material partnership, joint venture or other similar agreement or arrangement;

(v)   any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)   any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $300,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(vii)   any material agreement that limits or restricts the freedom of the BHGE Parties or BHKF (or the Company, any of its Subsidiaries, or any direct or indirect members of the Company after the Closing) to compete in any line of business or with any Person or in any area;

(viii)   any material agreement with or for the benefit of any Affiliate of BHGE or the Company;

(ix)   any material agreement with independent contractors, distributors, dealers, franchisers, manufacturers’ representatives, sales agencies or franchisees;

(x)   any profit sharing, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefits of its current or former managers, members, officers or employees;

(xi)   any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(xii)   any settlement, conciliation or similar agreement with any Governmental Authority, or that will require a BHGE Party or BHKF to pay consideration after the date hereof in excess of $300,000;

(xiii)   any agreement relating to the licensing of material BHGE Licensed IP by any BHGE Party or BHKF to any Person or by any Person to any BHGE Party or BHKF (other than non-exclusive licenses granted in the ordinary course of business); and

(xiv)   any contract for employment or engagement or any other individual agreement providing severance or other termination payments or benefits or relating to loans, in each case, for any officer, individual employee, or other person or entity with a salary grade of SPB or higher (or who would have such salary grade if an employee).

(b)   BHGE has made available to GE true and complete copies of the BHGE Contributed Contracts, other than purchase orders of the BHGE Contributed Business, in each case, as amended or otherwise modified and in effect as of the date hereof. Each BHGE Contributed Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and represents the valid and binding obligations of BHGE or one of its Affiliates party thereto and, to the knowledge of BHGE, represents the valid and binding obligations of the other parties thereto. Neither BHGE nor any of its Affiliates has received written notice of cancellation of any BHGE Contributed Contract, the cancellation of which would be, individually or in the aggregate, material to the BHGE Contributed Business. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the BHGE Contributed Business taken as a whole, (i) neither BHGE, any of its Affiliates nor, to the knowledge of BHGE, any other party thereto is in breach of or default under any such BHGE Contributed Contract and (ii) as of the date of this Agreement, neither BHGE nor any of its Affiliates has received any written claim or written notice of material breach of or material default under any such BHGE Contributed Contract.

Section 3.10   Litigation. There is no action, suit, investigation or proceeding pending, or, to the knowledge of BHGE, threatened against or affecting, the BHGE Contributed Business or BHKF before any arbitrator or any Governmental Authority which is reasonably likely to be material to the BHGE Contributed Business taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 3.11   Compliance with Laws and Court Orders. (a) Neither BHGE nor BHKF is in violation of any Applicable Law relating to the BHGE Contributed Assets or the conduct of the BHGE Contributed Business, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the BHGE Contributed Business taken as a whole. Neither BHGE nor BHKF has received any written notice from any Governmental Authority of a material violation of any Applicable Law with respect to the BHGE Contributed Business at any time during the past two years that would reasonably be expected to be, individually or in the aggregate, material to the BHGE Contributed Business taken as a whole.

(b)   No BHGE Party nor any of their Affiliates, or any director, officer, employee or, to the knowledge of BHGE, agent or other Person acting on behalf or at the direction of, any such Person, has, directly or indirectly, given or agreed to give any gift or similar benefit, taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of any money, property, gift or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any customer, or supplier who is or may be in a position to help or hinder the BHGE Contributed Business (or assist any BHGE Party or BHKF in connection with any actual or proposed transaction relating to the BHGE Contributed Business) in violation of any applicable Anti-Corruption Law. BHGE and its Affiliates have conducted the BHGE Contributed Business in compliance with all applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with all such Applicable Laws. The BHGE Contributed Business has been, and is now, in compliance in all material respects with all applicable export control Applicable Laws and economic sanctions Applicable Laws.

Section 3.12   Properties. (a) The BHGE Parties and BHKF have good title to, or, in the case of any tangible personal property, have valid leasehold interests in, all property (whether tangible or intangible) and assets that constitute the BHGE Contributed Assets, except for properties and assets sold since December 31, 2018 in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not be material to the BHGE Contributed Business taken as a whole. The BHGE Parties’ or BHKF’s, as applicable, title or leasehold interest, as applicable, in each BHGE Contributed Asset is not subject to any Lien, except for Permitted Liens. The representations and warranties made in this Section 3.12(a) do not apply to the BHGE Contributed Facilities.

(b)   Except as set forth on Section 3.12(b) of the BHGE Disclosure Schedule, none of the BHGE Parties nor BHKF has granted any Person the right to use or occupy all or any portion of the BHGE Contributed Facilities pursuant to any lease, sublease, license or other occupancy agreement.

(c)   To BHGE’s knowledge, there are no pending or threatened condemnation proceedings with respect to all or any portion of the BHGE Contributed Facilities.

(d)   To BHGE’s knowledge, except as set forth on Section 3.12(d) of the BHGE Disclosure Schedule, the BHGE Contributed Facilities are in operating condition (except for reasonable and customary wear and tear) with no material defects.

(e)   The applicable BHGE Party has (i) a valid interest as a lessee under the head/prime lease comprising the Port Klang Sublease Site, and (ii) good and valid title to the Massa Leasehold Site and Rong Leasehold Site, in each case, free and clear of all Liens other than Permitted Liens.

(f)   To BHGE’s knowledge, except as set forth on Section 3.12(f) of the BHGE Disclosure Schedule, no BHGE Contributed Facility or portion thereof is subject to any option, right of first refusal or other contractual right to sell, dispose of or lease, as applicable, the BHGE Contributed Facilities.

(g)   Except as set forth on Section 3.12(g) of the BHGE Disclosure Schedule, the applicable BHGE Party is not in material breach or in material default under the principal lease agreement related to the Port Klang Sublease Site to which it is a party.

Section 3.13   Intellectual Property. (a) BHGE and its Affiliates are the sole and exclusive owners of all BHGE Owned IP and hold all of their right, title and interest, as applicable, in and to all BHGE Licensed IP free and clear of any Lien other than Permitted Liens. With respect to the BHGE Owned IP: (i) there exist no material restrictions on the disclosure, use, license or transfer of the BHGE Owned IP, (ii) none of the BHGE Owned IP has been adjudged invalid or unenforceable in whole or part, and (iii) to the knowledge of BHGE, all such BHGE Owned IP is valid and enforceable. Except as set forth in  Section 3.13(a) of the BHGE Disclosure Schedule, the BHGE Licensed IP and the rights provided to the Company under the BHGE Services Agreement constitute all of the Intellectual Property Rights necessary to conduct the BHGE Contributed Business as currently conducted in all material respects. Except as set forth in Section 3.13(a) of the BHGE Disclosure Schedule, and other than non-exclusive licenses granted in the ordinary course of business, none of the BHGE Owned IP has been licensed to any other Person for use in the aero-derivative gas turbine business. BHGE and its Affiliates have all rights and licenses necessary to grant the right and licenses granted by them with respect to the BHGE Licensed IP under the Intellectual Property License Agreement.

(b)   To the knowledge of BHGE, the conduct of the BHGE Contributed Business as currently conducted (including the use of the BHGE Licensed IP therein) is not infringing, misappropriating, or otherwise violating, and has not in the last two years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any third party in any material respect. There are no adverse third party actions, claims, orders, judgments or decrees pending or, to the knowledge of BHGE, threatened against BHGE or any of its Affiliates by any third party in any court, arbitration or by or before any Governmental Authority, in any such case alleging that the operation or conduct of the BHGE Contributed Business (or the use of the BHGE Licensed IP therein), is infringing, misappropriating, or otherwise violating the Intellectual Property Rights of such third party.

(c)   The BHGE Parties and BHKF have taken commercially reasonable steps under the circumstances to protect their respective rights in any trade secrets included in the BHGE Owned IP. To the knowledge of BHGE, the BHGE Parties and BHKF have not experienced any material cybersecurity breach or loss of confidential information or other data misappropriation with respect to the BHGE Contributed Business. To the knowledge of BHGE and except as would not have a material effect, each current and former employee, consultant, and contractor who has contributed to the creation, conception, or development of any BHGE Owned IP has executed and delivered to a BHGE Party or BHKF a written agreement (i) containing a present assignment to a BHGE Party or BHKF of all BHGE Owned IP arising out of such individual’s employment by, engagement by, or agreement with a BHGE Party or BHKF, and (ii) providing for the non-disclosure by such individual of any trade secrets or other confidential information of the BHGE Parties or BHKF. To the knowledge of BHGE, each current and former employee, consultant, and contractor is in material compliance with such agreement.

Section 3.14   Employees and Employee Plans. (a) BHGE has provided to GE the BHGE Business Employee List in an anonymized format that includes, with respect to each BHGE Business Employee, such individual’s title, hire date, location, whether active or on leave (and, if on leave, the nature of the leave), base salary or wage rate and bonus opportunity as of the date of this Agreement. Each BHGE Employee provides services primarily related to the BHGE Contributed Business. Neither BHGE nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to a

“multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, in each case that would reasonably be expected to become a liability or obligation of the Company.

(b)   With respect to the BHGE Contributed Business, BHGE has complied in all material respects with all employment-related contracts and policies to which it is a party or by which it is bound, except for instances of non-compliance that would not, individually or in the aggregate, be material to the Company taken as a whole. Except as would not reasonably be expected to result in material liability to the Company, (i) BHGE has paid or appropriately accrued (x) all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that has or will become due and payable to each employee and other service provider of the BHGE Contributed Business and (y) all payments, contributions or premiums required to be remitted or paid in respect of the BHGE Employee Plans and in respect of employment insurance, employer health tax, workers’ compensation, pursuant to Applicable Law, contract, or employment policy and (ii) BHGE is in material compliance with Applicable Law respecting employment and employment practices (including employment standards, labor relations, occupational health and safety, human rights, privacy, workers’ compensation, employment insurance, employer health tax and pay equity) and to the knowledge of BHGE, there are no pending or threatened proceedings before any Governmental Authority with respect to any of the foregoing. The BHGE Contributed Business has no material liability or obligation under any Applicable Law arising out of the misclassification of any employee working as an employee, consultant, independent contractor or temporary employee, as applicable.

(c)   Neither BHGE nor any of its Affiliates is a party to or subject to any collective bargaining agreement or employee association agreement or bargaining relationship that covers any BHGE Business Employee. To the knowledge of BHGE, no union organizing or decertification activities are underway or threatened with respect to the BHGE Contributed Business and no such activities have occurred in the past three years. To the knowledge of BHGE, there is no labor strike, slowdown, walkout, lockout, work stoppage or other material labor dispute pending or threatened against or affecting the BHGE Contributed Business, and, to the knowledge of BHGE, no such material dispute has occurred in the past three years.

(d)   Except as would not reasonably be expected to result in material liability to the Company, with respect to the BHGE Contributed Business, BHGE has no outstanding material liability under the WARN Act concerning employee layoffs implemented in the last two years. No employee layoff, facility closures, or similar reduction in force is currently contemplated, planned or announced that could materially and adversely affect BHGE Business Employees (for clarity, except as expressly provided by Article IX).

Section 3.15   Environmental Compliance. Except as to matters that would not reasonably be expected to have a BHGE Material Adverse Effect:

(a)   Except as set forth on Section 3.15(a) of the BHGE Disclosure Schedules, (i) no written notice, order, request for information, complaint or penalty has been received by BHGE, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of, or liability under, any Environmental Law and relate to the BHGE Contributed Business or BHGE Contributed Assets;

(b)   Except as set forth on Section 3.15(b) of the BHGE Disclosure Schedules, to the knowledge of BHGE, BHGE (i) has obtained or caused to be obtained all permits, licenses or other authorizations necessary for the ownership or operation of the BHGE Contributed Business to comply with all applicable Environmental Laws (as in effect on or prior to the dates this representation is made) and BHGE is in compliance with the terms of such permits, licenses and other authorizations and, with respect to the ownership or operation of the BHGE Contributed Business, with all other applicable Environmental Laws (as in effect on or prior to the dates this representation is made); and (ii) with respect to the BHGE Contributed Business, has not assumed or become subject to any material liability of any other Person pursuant to Environmental Laws;

(c)   Except as set forth on Section 3.15(c) of the BHGE Disclosure Schedules, there has been no Release, treatment, storage, handling, transportation or arrangement for the disposal or transportation of, or exposure of any Person to, any Hazardous Substances on, at, under or from the BHGE Contributed Facilities, or from or in connection with the operations of the BHGE Contributed Business, in each case in a manner that could give rise to any liabilities (including any remedial or corrective action obligations) pursuant to Environmental Laws;

(d)   Except as set forth on Section 3.15(d) of the BHGE Disclosure Schedules, to the knowledge of BHGE, BHGE, solely with respect to the BHGE Contributed Business, has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos or other Hazardous Substances so as to give rise to any liabilities under Environmental Laws; and

(e)   BHGE has furnished to the Company all Phase I reports, assessments or audits relating to Environmental Laws in its possession or under its control relating to the BHGE Contributed Business.

Section 3.16   Tax Matters. Except as set forth in Section 3.16 of the BHGE Disclosure Schedule:

(a)   To the knowledge of BHGE:

(i)   BHGE has timely filed, or caused to be timely filed, all material Tax Returns required to be filed with respect to any Contributed Entity, the BHGE Contributed Business or any BHGE Contributed Asset and all such Tax Returns are true, correct and complete in all material respects.

(ii)   BHGE has timely paid all material Taxes required to be paid on or prior to the date hereof with respect to any Contributed Entity, the BHGE Contributed Business or any BHGE Contributed Asset.

(iii)   BHGE has established in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, or cause to be paid, all material Taxes which arise from or with respect to any Contributed Entity or the BHGE Contributed Business and are incurred in or attributable to the Pre-Closing Tax Period.

(iv)   There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any material Taxes or (ii) of time within which to file any material Tax Return, in each case of, or with respect to, any Contributed Entity, the BHGE Contributed Business or any BHGE Contributed Asset.

(v)   There are no pending, active or, to the knowledge of BHGE, threatened audits, assessments or reassessments or legal proceedings involving or relating to any material Taxes or material Tax Returns of, or with respect to, any Contributed Entity, the BHGE Contributed Business or any BHGE Contributed Asset.

(vi)   No claim has been made in the last three years by a Taxing Authority in a jurisdiction where BHGE or any Contributed Entity does not file Tax Returns that BHGE or such Contributed Entity is or may be subject to taxation in that jurisdiction (in the case of BHGE, with respect to the BHGE Contributed Business or any BHGE Contributed Asset).

(vii)   All withholding Tax requirements of any Contributed Entity or relating to the BHGE Contributed Business or any BHGE Contributed Asset have been timely satisfied in all material respects.

(viii)   Where required under Applicable Law, all of the BHGE Contributed Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the BHGE Contributed Assets constitutes omitted property for property tax purposes.

(ix)   BHGE and each Contributed Entity is duly registered under all Applicable Laws related to Taxes and has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, state or territorial sales taxes, to the extent that such Taxes are owed by such Contributed Entity or related to the BHGE Contributed Business or any BHGE Contributed Asset and are required by Applicable Law to be collected by BHGE or such Contributed Entity, and BHGE and each Contributed Entity has, in all respects, duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(x)   Other than any Permitted Liens, there are no Liens for Taxes on any of the BHGE Contributed Assets.

(xi)   All material Tax deficiencies asserted or assessments made as a result of any examination of the Tax Returns required to be filed by or with respect to BHKF have been paid in full or otherwise finally resolved.

(xii)   There are no Tax rulings, requests for rulings, or closing agreements with respect to Taxes for which BHKF may be liable.

(xiii)   BHKF has not (A) been a member of any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis or (B) had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.

(xiv)   BHKF has not engaged in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(xv)   As of the date of this Agreement, (A) BHKF is treated as a corporation for U.S. federal income tax purposes and (B) no election under Treasury Regulations Section 301.7701-3 with respect to the federal income tax classification of BHKF has been made.

(b)   Each NewCo Subsidiary is and at all times since its formation has been treated as a disregarded entity or partnership for U.S. federal income tax purposes.

(c)   BHKF will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, installment sale, or the receipt of any prepaid amount, in each case, made or entered into prior to the Closing.

Section 3.17   Finders’ Fees. Except as set forth on  Section 3.17 of the BHGE Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of BHGE who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement that would give rise to a valid claim against GE, the Company or any of their respective Affiliates (other than BHGE).

Section 3.18   Inspections; No Other Representations. BHGE is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the GE Contributed Assets as contemplated hereunder. BHGE has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. Except as expressly set forth in this Agreement, BHGE acknowledges and agrees that the GE Contributed Assets are contributed “as is” and BHGE agrees to accept the GE Contributed Business in the condition it is in on the Closing Date based on its own inspection, examination and determination with respect to all matters. Without limiting the generality of the foregoing, BHGE acknowledges that GE makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to BHGE of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the GE Contributed Business or the future business and operations of the GE Contributed Business or, except as expressly set forth in this Agreement, any other information or documents made available to BHGE or its counsel, accountants or advisors with respect to the GE Contributed Business.

Article IV

REPRESENTATIONS AND WARRANTIES OF GE

Except as set forth in the GE Disclosure Schedule (subject to  Section 13.11), GE represents and warrants to BHGE and the Company as of the date hereof and as of the Closing Date that:

Section 4.01   Corporate Existence and Power. GE and each Affiliate of GE that will execute and deliver an Ancillary Agreement is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of New York or its respective other jurisdiction of formation or organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a GE Material Adverse Effect.

Section 4.02   Corporate Authorization. The execution, delivery and performance by GE and each applicable Affiliate of GE of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby are within GE’s and each such Affiliate’s corporate powers and have been duly authorized by all necessary corporate action on the part of GE and each such Affiliate. This Agreement constitutes a valid and binding agreement of GE and each Ancillary Agreement to which GE or any such Affiliate is a party, when executed, will constitute a valid and binding agreement of GE or such Affiliate, as applicable, in each case, enforceable against GE or such Affiliate, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03   Governmental Authorization. The execution, delivery and performance by GE and each applicable Affiliate of GE of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and under Foreign Competition Laws, (b) the actions and filings set forth on Section 4.03 of the GE Disclosure Schedule, and (c) any action or filing as to which the failure to make or obtain would not have a GE Material Adverse Effect.

Section 4.04   Company. (a) The Company has been formed solely for the purposes set out in this Agreement. All of the issued and outstanding Membership Interests of the Company are owned by GE or a direct or indirect wholly owned Subsidiary of GE. The Company has not conducted any business and has no assets, liabilities or obligations of any nature other than (i) those incident to its formation, (ii) those transferred to it by GE pursuant to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby and (iii) governmental licenses, authorizations, permits, consents and approvals related to the operation of the GE Contributed Business.

(b)   GE has made available to BHGE true and complete copies of the organizational documents of the Company and such organizational documents are in full force and effect. The Membership Interests have been duly authorized and validly issued, have been fully paid and nonassessable and have not been issued in violation of any preemptive rights. GE or one of its wholly-owned Affiliates is the sole owner of the Membership Interests, free and clear of all Liens. There are no restrictions upon the voting or transfer of any shares or other equity interests in the Company pursuant to the Company’s organizational documents or any agreement to which GE or any of its Affiliates is a party, other than this Agreement. Other than as a result of the transactions contemplated by this Agreement, the Company does not own, directly or indirectly, any stock of, or any other equity interest in, any Person. There is no Debt of the Company outstanding, nor has the Company guaranteed any Debt of any other Person.

Section 4.05   Noncontravention. The execution, delivery and performance by GE and each applicable Affiliate of GE of this Agreement and the Ancillary Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of GE or the formation and governing documents of any such Affiliate, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) assuming the obtaining of all GE Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the GE Contributed Business or (d) result in the creation or imposition of any Lien on any GE Contributed Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, a GE Material Adverse Effect.

Section 4.06   Required Consents. Section 4.06 of the GE Disclosure Schedule sets forth each agreement or other instrument binding upon the GE Parties requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such agreements or instruments which are not, individually or in the aggregate, material to the GE Contributed Business taken as a whole (the agreements or other instruments that are or should have been listed on Section 4.06 of the GE Disclosure Schedule, the “GE Required Consents”).

Section 4.07   Undisclosed Liabilities. Except as set forth on Section 4.07 of the GE Disclosure Schedules, there is no liability, debt or obligation of the GE Contributed Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations which are not, individually or in the aggregate, material to the GE Contributed Business taken as a whole.

Section 4.08   Absence of Certain Changes. (a) Since December 31, 2018, the GE Contributed Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a GE Material Adverse Effect.

(b)   From December 31, 2018 until the date hereof, except as expressly contemplated by this Agreement, no GE Party has:

(i)   suffered any damage, destruction or other casualty loss, in each case not covered by insurance, material to the GE Contributed Business taken as a whole;

(ii)   taken any action described in Section 6.01 that would require the prior consent of BHGE; or

(iii)   agreed or committed to do any of the foregoing.

Section 4.09   Material Contracts. (a) Other than as set forth on Section 4.09(a) of the GE Disclosure Schedule or any GE Employee Plan, with respect to the GE Contributed Business, no GE Party as of the date hereof is a party to or bound by:

(i)   any lease (whether of real or personal property) (A) providing for annual rentals of $300,000 or more that cannot be terminated on not more than 60 days’ notice without payment by a GE Party of any material penalty or (B) under which it is a lessor of or permits any third party to hold or operate any property owned by it;

(ii)   any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the GE Parties of $300,000 or more or (B) aggregate payments by the GE Parties of $300,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the GE Parties of any material penalty;

(iii)   any sales, distribution or other similar agreement providing for the sale by the GE Parties of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the GE Parties of $300,000 or more;

(iv)   any material partnership, joint venture or other similar agreement or arrangement;

(v)   any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)   any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $300,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii)   any material agreement that limits or restricts the freedom of the GE Parties (or the Company, any of its Subsidiaries, or any direct or indirect members of the Company after the Closing) to compete in any line of business or with any Person or in any area;

(viii)   any material agreement with or for the benefit of any Affiliate of GE;

(ix)   any material agreement with independent contractors, distributors, dealers, franchisers, manufacturers’ representatives, sales agencies or franchisees;

(x)   any profit sharing, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefits of its current or former managers, members, officers or employees;

(xi)   any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(xii)   any settlement, conciliation or similar agreement with any Governmental Authority, or that will require a GE Party to pay consideration after the date hereof in excess of $300,000;

(xiii)   any agreement relating to the licensing of material GE Owned IP and/or GE Licensed IP by any GE Party to any Person or by any Person to any GE Party (other than non-exclusive licenses granted in the ordinary course of business); and

(xiv)   any contract for employment, engagement or of any other individual agreement providing severance or other termination payments or benefits or relating to loans, in each case, for any officer, individual employee, or other person or entity with a salary grade of SPB or higher (or who would have such salary grade if an employee).

(b)   GE has made available to BHGE true and complete copies of the GE Contributed Contracts, other than purchase orders of the GE Contributed Business, in each case as amended or otherwise modified and in effect as of the date hereof. Each GE Contributed Contract is in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity and represents the valid and binding obligations of GE or one of its Affiliates party thereto and, to the knowledge of GE, represents the valid and binding obligations of the other parties thereto. Neither GE nor any of its Affiliates has received written notice of cancellation of any GE Contributed Contract, the cancellation of which would be, individually or in the aggregate, material to the GE Contributed Business. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be, individually or in the aggregate, material to the GE Contributed Business taken as a whole, (i) neither GE, any of its Affiliates nor, to the knowledge of GE, any other party thereto is in breach of or default under any such GE Contributed Contract and (ii) as of the date of this Agreement, neither GE nor any of its Affiliates has received any written claim or written notice of material breach of or material default under any such GE Contributed Contract.

Section 4.10   Litigation. There is no action, suit, investigation or proceeding pending, or, to the knowledge of GE, threatened against or affecting, the GE Contributed Business before any arbitrator or any Governmental Authority which is reasonably likely to be material to the GE Contributed Business taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 4.11   Compliance with Laws and Court Orders.

(a)   GE is not in violation of any Applicable Law relating to the GE Contributed Assets or the conduct of the GE Contributed Business, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the GE Contributed Business taken as a whole. GE has not received any written notice from any Governmental Authority of a material violation of any Applicable Law with respect to the GE Contributed Business at any time during the past two years that would reasonably be expected to be, individually or in the aggregate, material to the GE Contributed Business taken as a whole.

(b)   No GE Party nor any of their Affiliates, or any director, officer, employee or, to the knowledge of GE, agent or other Person acting on behalf or at the direction of, any such Person, has, directly or indirectly, given or agreed to give any gift or similar benefit, taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of any money, property, gift or anything else of value to any “government official” (including any officer or employee of a government or government-owned or controlled entity of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any customer, or supplier who is or may be in a position to help or hinder the GE Contributed Business (or assist any GE Party in connection with any actual or proposed transaction relating to the GE Contributed Business) in violation of any applicable Anti-Corruption Law. GE and its Affiliates have conducted the GE Contributed Business in compliance with all applicable Anti-Corruption Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with all such Applicable Laws. The GE Contributed Business has been, and is now, in compliance in all material respects with all applicable export control Applicable Laws and economic sanctions Applicable Laws.

Section 4.12   Properties.

(a)   The GE Parties have good title to, or in the case of any tangible personal property has valid leasehold interests in, all property (whether tangible or intangible) and assets that constitute the GE Contributed Assets, except for properties and assets sold since December 31, 2018 in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not be material to the GE Contributed Business taken as a whole. The GE Parties’ title or leasehold interest, as applicable, in each GE Contributed Asset is not subject to any Lien, except for Permitted Liens. The representations and warranties made in this Section 4.12(a) do not apply to the GE Contributed Facility.

(b)   Except as set forth on Section 4.12(b) of the GE Disclosure Schedule, none of the GE Parties has granted any Person the right to use or occupy all or any portion of the GE Contributed Facility pursuant to any lease, sublease, license or other occupancy agreement.

(c)   To GE’s knowledge, there are no pending or threatened condemnation proceedings with respect to all or any portion of the Jacintoport Leasehold Site.

(d)   To GE’s knowledge, except as set forth on Section 4.12(d) of the GE Disclosure Schedule, the Jacintoport Leasehold Site is in operating condition (except for reasonable and customary wear and tear) with no material defects.

(e)   To GE’s knowledge, the GE Contributed Facility or any portion thereof is not subject to any option, right of first refusal or other contractual right to sell, dispose of or lease the GE Contributed Facility.

(f)   The applicable GE Party has good and valid title to the Jacintoport Leasehold Site, free and clear of all Liens, other than Permitted Liens.

Section 4.13   Intellectual Property.

(a)   GE and its Affiliates are the sole and exclusive owners of all GE Owned IP and hold all of their right, title and interest, as applicable, in and to all GE Licensed IP free and clear of any Lien other than Permitted Liens. With respect to the GE Owned IP: (i) there exist no material restrictions on the disclosure, use, license or transfer of the GE Owned IP, (ii) none of the GE Owned IP has been adjudged invalid or unenforceable in whole or part, and (iii) to the knowledge of GE, all such GE Owned IP is valid and enforceable. Except as set forth in Section 4.13(a) of the GE Disclosure Schedule, the GE Licensed IP and the rights provided to the Company under the GE Services Agreement constitute all of the Intellectual Property Rights necessary to conduct the GE Contributed Business as currently conducted in all material respects. Except as set forth in Section 4.13(a) of the GE Disclosure Schedule, and other than non-exclusive licenses granted in the ordinary course of business, none of the GE Owned IP has been licensed to any other Person for use in the aero-derivative gas turbine business. GE and its Affiliates have all rights and licenses necessary to grant the right and licenses granted by them with respect to the GE Licensed IP under the Intellectual Property License Agreement.

(b)   To the knowledge of GE, the conduct of the GE Contributed Business as currently conducted (including the use of the GE Licensed IP therein) is not infringing, misappropriating, or otherwise violating, and has not in the last two years infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any third party in any material respect. There are no adverse third party actions, claims, orders, judgments or decrees pending or, to the knowledge of GE, threatened against GE or any of its Affiliates by any third party in any court, arbitration or by or before any Governmental Authority, in any such case alleging that the operation or conduct of the GE Contributed Business (or the use of the GE Licensed IP therein), is infringing, misappropriating, or otherwise violating the Intellectual Property Rights of such third party.

(c)   The GE Parties have taken commercially reasonable steps under the circumstances to protect their respective rights in any trade secrets included in the GE Owned IP. To the knowledge of GE, the GE Parties have not experienced any material cybersecurity breach or loss of confidential information or other data misappropriation with respect to the GE Contributed Business. To the knowledge of GE and except as would not have a material effect, each current and former employee, consultant, and contractor who has contributed to the creation, conception, or development of any GE Owned IP has executed and delivered to a GE Party a written agreement (i) containing a present assignment to a GE Party of all GE Owned IP arising out of such individual’s employment by, engagement by, or agreement with a GE Party, and (ii) providing for the non-disclosure by such individual of any trade secrets or other confidential information of the GE Parties. To the knowledge of GE, each current and former employee, consultant, and contractor is in material compliance with such agreement.

Section 4.14   Employees and Employee Plans.

(a)   GE has provided to BHGE the GE Business Employee List in an anonymized format that includes, with respect to each GE Business Employee, such individual’s title, hire date, location, whether active or on leave (and, if on leave, the nature of the leave), base salary or wage rate and bonus opportunity as of the date of this Agreement. Each GE Business Employee provides services primarily related to the GE Contributed Business. Neither GE nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, in each case that would reasonably be expected to become a liability or obligation of the Company.

(b)   With respect to the GE Contributed Business, GE has complied in all material respects with all employment-related contracts and policies to which it is a party or by which it is bound, except for instances of non-compliance that would not, individually or in the aggregate, be material to the Company taken as a whole. Except as would not reasonably be expected to result in material liability to the Company, (i) GE has paid or appropriately accrued (x) all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that has or will become due and payable to each employee and other service provider of the GE Contributed Business and (y) all payments, contributions or premiums required to be remitted or paid in respect of the GE Employee Plans and in respect of employment insurance, employer health tax, workers’ compensation, pursuant to Applicable Law, contract, or employment policy, and (ii) GE is in material compliance with Applicable Law respecting employment and employment practices (including employment standards, labor relations, occupational health and safety, human rights, privacy, workers’ compensation, employment insurance, employer health tax and pay equity) and to the knowledge of GE, there are no pending or threatened proceedings before any Governmental Authority with respect to any of the foregoing. The GE Contributed Business has no material liability or obligation under any Applicable Law arising out of the misclassification of any employee working as an employee, consultant, independent contractor or temporary employee, as applicable.

(c)   Neither GE nor any of its Affiliates is a party to or subject to any collective bargaining agreement or employee association agreement or bargaining relationship that covers any GE Business Employee. To the knowledge of GE, no union organizing or decertification activities are underway or threatened with respect to the GE Contributed Business and no such activities have occurred in the past three years. To the knowledge of GE, there is no labor strike, slowdown, walkout, lockout, work stoppage or other material labor dispute pending or threatened against or affecting the GE Contributed Business, and, to the knowledge of GE, no such material dispute has occurred in the past three years.

(d)   Except as would not reasonably be expected to result in material liability to the Company, with respect to the GE Contributed Business, GE has no outstanding material liability under the WARN Act concerning employee layoffs implemented in the last two years. No employee layoff, facility closures, or similar reduction in force is currently contemplated, planned or announced that could materially and adversely affect GE Business Employees (for clarity, except as expressly provided by Article IX).

Section 4.15   Environmental Compliance . Except as to matters that would not reasonably be expected to have a GE Material Adverse Effect:

(a)   Except as set forth on Section 4.15(a) of the GE Disclosure Schedules, (i) no written notice, order, request for information, complaint or penalty has been received by GE, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of, or liability under, any Environmental Law and relate to the GE Contributed Business or GE Contributed Assets;

(b)   Except as set forth on Section 4.15(b) of the GE Disclosure Schedules, to the knowledge of GE, GE (i) has obtained or caused to be obtained all permits, licenses or other authorizations necessary for the ownership or operation of the GE Contributed Business to comply with all applicable Environmental Laws (as in effect on or prior to the dates this representation is made) and GE is in compliance with the terms of such permits, licenses and other authorizations and, with respect to the ownership or operation of the GE Contributed

Business, with all other applicable Environmental Laws (as in effect on or prior to the dates this representation is made); and (ii) with respect to the GE Contributed Business, has not assumed or become subject to any material liability of any other Person pursuant to Environmental Laws;

(c)   Except as set forth on Section 4.15(c) of the GE Disclosure Schedules, there has been no Release, treatment, storage, handling, transportation or arrangement for the disposal or transportation of, or exposure of any Person to, any Hazardous Substances on, at, under or from the GE Contributed Facility, or from or in connection with the operations of the GE Contributed Business, in each case in a manner that could give rise to any liabilities (including any remedial or corrective action obligations) pursuant to Environmental Laws;

(d)   Except as set forth on Section 4.15(d) of the GE Disclosure Schedules, to the knowledge of GE, GE, solely with respect to the GE Contributed Business, has not designed, manufactured, sold, marketed, installed, repaired or distributed products or other items containing asbestos or other Hazardous Substances so as to give rise to any liabilities under Environmental Laws; and

(e)   GE has furnished to the Company all Phase I reports, assessments or audits relating to Environmental Laws in its possession or under its control relating to the GE Contributed Business.

Section 4.16   Tax Matters. To the knowledge of GE, except as set forth in Section 4.16 of the GE Disclosure Schedule:

(a)   GE has timely filed, or caused to be timely filed, all material Tax Returns required to be filed with respect to the GE Contributed Business or any GE Contributed Asset and all such Tax Returns are true, correct and complete in all material respects.

(b)   GE has timely paid all material Taxes required to be paid on or prior to the date hereof with respect to the GE Contributed Business or any GE Contributed Asset.

(c)   GE has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, or cause to be paid, all material Taxes which arise from or with respect to the operation of the GE Contributed Business and are incurred in or attributable to the Pre-Closing Tax Period.

(d)   There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any material Taxes or (ii) of time within which to file any material Tax Return, in each case of, or with respect to, the GE Contributed Business or any GE Contributed Asset.

(e)   There are no pending, active or, to the knowledge of GE, threatened audits, assessments or reassessments or legal proceedings involving or relating to any material Taxes or material Tax Returns of, or with respect to, the GE Contributed Business or any GE Contributed Asset.

(f)   No claim has been made in the last three years by a Taxing Authority in a jurisdiction where GE does not file Tax Returns that it is or may be subject to taxation in that jurisdiction with respect to the GE Contributed Business or any GE Contributed Asset.

(g)   All withholding Tax requirements relating to the GE Contributed Business or any GE Contributed Asset have been timely satisfied in all material respects.

(h)   Where required under Applicable Law, all of the GE Contributed Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the GE Contributed Assets constitutes omitted property for property tax purposes.

(i)   GE is duly registered under all Applicable Laws related to Taxes and has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, state or territorial sales taxes, to the extent that such Taxes are related to the GE Contributed Business or any GE Contributed Asset and are required by Applicable Law to be collected by GE, and GE has, in all respects, duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Law to be remitted by it.

(j)   Other than any Permitted Liens, there are no Liens for taxes on any of the GE Contributed Assets.

Section 4.17   Finders’ Fees. Except as set forth on Section 4.17 of the GE Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of GE who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement that would give rise to a valid claim against BHGE, the Company or any of their respective Affiliates (other than GE).

Section 4.18   Inspections; No Other Representations. GE is an informed and sophisticated entity, and has engaged expert advisors, experienced in the evaluation of property and assets such as the BHGE Contributed Assets as contemplated hereunder. GE has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. Except as expressly set forth in this Agreement, GE acknowledges and agrees that the BHGE Contributed Assets are contributed “as is” and GE agrees to accept the BHGE Contributed Business in the condition it is in on the Closing Date based on its own inspection, examination and determination with respect to all matters. Without limiting the generality of the foregoing, GE acknowledges that BHGE makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to GE of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the BHGE Contributed Business or the future business and operations of the BHGE Contributed Business or, except as expressly set forth in this Agreement, any other information or documents made available to GE or its counsel, accountants or advisors with respect to the BHGE Contributed Business.

Article V

COVENANTS OF BHGE

BHGE agrees that:

Section 5.01   Conduct of the Business. From the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Schedule 5.01, as contemplated by this Agreement (including the Pre-Closing Transactions) or as consented to by GE in writing (which consent shall not be unreasonably conditioned, withheld or delayed), BHGE shall use its commercially reasonable efforts to conduct the BHGE Contributed Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Schedule 5.01, as contemplated by this Agreement or as consented to by GE in writing (which consent shall not be unreasonably conditioned, withheld or delayed), BHGE will not and will cause the BHGE Parties and BHFK not to (in each case, with respect to the BHGE Contributed Business):

(a)   incur capital expenditures in excess of $1,000,000 in the aggregate, except in accordance with the capital expenditures plan set forth on Schedule 5.01(a), and BHGE will comply in all material respects with such capital expenditures plan;

(b)   subject to Section 2.10(d), sell, lease, license or otherwise dispose of or fail to maintain, enforce or protect any material BHGE Contributed Assets (for the avoidance of doubt, other than dispositions of consumables and BHGE Inventory in the ordinary course of business);

(c)   increase the compensation or benefits of any BHGE Business Employee other than (i) in the ordinary course of business, (ii) as required by Applicable Law or the terms of any BHGE Employee Plan or collective bargaining agreement, or (iii) for changes that are applicable to the employees of the BHGE Contributed Business and other employees of BHGE generally;

(d)   enter into any retention arrangement with any BHGE Business Employee;

(e)   settle any material employment-related claims with respect to any BHGE Business Employee;

(f)   other than to fill a vacant role listed on the BHGE Business Employee List or to replace a BHGE Business Employee whose employment with BHGE and its

Affiliates has terminated, hire or designate any new individual to provide services primarily in support of the BHGE Contributed Business;

(g)   terminate any BHGE Business Employees other than for cause or otherwise remove an individual from the BHGE Business Employee List;

(h)   implement any employee layoffs implicating the WARN Act with respect to any BHGE Business Employees;

(i)   create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money with respect to the BHGE Contributed Business or guarantees thereof, except for trade credit or trade payables incurred in the ordinary course of business consistent with past practice and guarantees of indebtedness incurred under existing credit facilities, which guarantees will be terminated prior to or as of the Closing;

(j)   enter into any agreement that limits or restricts the conduct of the BHGE Contributed Business or that could, after the Closing Date, limit or restrict the Company (or any of its Subsidiaries) or any direct or indirect members of the Company (excluding BHGE and its Affiliates) from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any BHGE Contributed Contract or otherwise waive, release or assign any material rights, claims or benefits of the BHGE Contributed Business under any BHGE Contributed Contract, except for commercially reasonable agreements with new customers made at arm’s length and for amendments, terminations or non-renewals in the ordinary course of business consistent with past practices or, if not consistent with past practices, in a fashion that is intended to improve the long term profitability of the relationship, including but not limited to improving the prospects for retaining the relationship for a longer period of time;

(k)   settle any material litigation, investigation, arbitration, proceeding or other claim involving or against the BHGE Contributed Business other than settlements involving only monetary payment in an amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate, or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by any Ancillary Agreement;

(l)   allow any insurance policies covering the BHGE Contributed Assets to lapse unless replaced with insurance policies providing substantially similar coverage;

(m)   with respect to any NewCo Subsidiary and except as otherwise contemplated by this Agreement (including Schedule 3): (A) prepare or file any Tax Return in a manner that is inconsistent with past practice or on such Tax Returns take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), unless such change in position, election or method is required by Applicable Law, (B) file any amended Tax Return, (C) settle or otherwise compromise any claim relating to Taxes, (D) enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or (E) request any ruling or similar guidance with respect to Taxes

(n)   with respect to BHKF And except as otherwise contemplated by this Agreement (including Schedule 3): (A) prepare or file any Tax Return in a manner that is inconsistent with past practice or on such Tax Returns take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), unless such change in position, election or method is required by Applicable Law, (B) file any income or other material amended Tax Return, (C) make any other material Tax election, (D) settle or otherwise compromise any claim relating to income or other material Taxes, (E) enter into any closing agreement or similar agreement relating to income or other material Taxes, (F) surrender any right to claim a material Tax refund, offset or other reduction in income or other material Tax Liability, or (G) request any ruling or similar guidance with respect to income or other material Taxes;

(o)   amend or terminate any BHGE Contributed Contract (other than any amendments or terminations of any purchase orders in the ordinary course of business);

(p)   sell, issue, lease, exclusively license, grant, pledge or otherwise transfer, or create or incur any Lien on, any shares or other interests of the NewCo Subsidiaries; or

(q)   agree or commit to do any of the foregoing.

Section 5.02   Confidentiality. Prior to the Closing Date and after any termination of this Agreement, BHGE and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the GE Contributed Business or GE furnished to BHGE or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by BHGE, in the public domain through no fault of BHGE or later lawfully acquired by BHGE from sources other than GE; provided, that BHGE may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by BHGE of the confidential nature of such information and are directed by BHGE to treat such information confidentially. BHGE shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of BHGE and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, BHGE and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, either (at BHGE’s election) destroy or deliver to GE, upon written request, all documents and other materials, and all copies thereof, obtained by BHGE or its Affiliates or on their behalf from GE in connection with this Agreement that are subject to such confidence.

Section 5.03   Access to Information. (a) From the date hereof until the Closing Date, BHGE will, upon reasonable advanced written notice, (i) give GE, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of BHGE relating to the BHGE Contributed Business, (ii) furnish to GE, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the BHGE Contributed Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of BHGE to cooperate with GE in its investigation of the BHGE Contributed Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of BHGE. Notwithstanding the foregoing, GE shall not have (A) access to personnel records of BHGE relating to individual performance or evaluation records, medical histories or other information which, in BHGE’s good faith opinion, is sensitive or the disclosure of which could subject BHGE to risk of liability, (B) access to BHGE systems nor (C) the right to conduct subsurface or invasive environmental sampling on any of the properties owned or operated by BHGE, including the BHGE Contributed Facilities. BHGE shall have no obligation under this Section 5.03(a) to provide financial information that is not produced in the ordinary course of business. Any request for information by GE shall be made for purposes of achieving the Closing and post-Closing integration, and no such requests shall be for due diligence purposes.

(b)   On and after the Closing Date, BHGE will afford promptly to the Company and its respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the BHGE Contributed Business; provided, that any such access by the Company shall not unreasonably interfere with the conduct of the business of BHGE. The Company shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.04   Notices of Certain Events. BHGE shall promptly notify GE of any actions, suits, claims, investigations or proceedings commenced relating to BHGE or the BHGE Contributed Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10.

Section 5.05   Transport of Assets. Prior to and following the Closing Date, BHGE shall use commercially reasonable efforts to remove any asset (other than Fixtures or other assets that cannot be removed without materially interfering with the operations at the property) that is located at a BHGE Contributed Facility that is not a BHGE Contributed

Asset and cause to be delivered any BHGE Contributed Asset that is not located at any BHGE Contributed Facility to a BHGE Contributed Facility.

Section 5.06   Pre-Closing Transactions. At or prior to the Closing, BHGE shall, and shall cause its Affiliates to, take the steps necessary to effect and carry out the Pre-Closing Transactions with respect to BHGE as set forth in Schedule 3, including causing each NewCo Subsidiary to be formed in its respective jurisdiction and contributing to each NewCo Subsidiary the applicable BHGE Contributed Assets, BHGE Contributed Liabilities and BHKF Interests pursuant to the Contribution, Assignment and Assumption Agreements. BHGE shall permit GE to review, comment on and approve (such approval not to be unreasonably withheld, delayed or conditioned) each document executed by BHGE or an Affiliate thereof to consummate the Pre-Closing Transactions (which includes the organizational and governing documents for each NewCo Subsidiary and such other documents that will be executed for purposes of the Pre-Closing Transactions).

Section 5.07   Update of BHGE Business Employee List. BHGE shall periodically update the BHGE Business Employee List to reflect the hiring or designation of any new individual pursuant to Section 5.01(f) or the termination of a BHGE Business Employee’s employment with BHGE and its Affiliates; provided, however, for the avoidance of doubt, BHGE shall not be required to provide an updated version of the BHGE Business Employee List except as set forth in the last sentence of this Section 5.07. At least seven Business Days prior to the Closing Date, BHGE will provide GE with an updated version of the BHGE Business Employee List that will include each BHGE Business Employee’s name; provided, that, in connection with providing such updated list, any BHGE Business Employee who BHGE and GE agree will provide services under the BHGE Secondment Agreement will be designated a “secondee” on such updated list.

Section 5.08   Intercompany Obligations. BHGE shall, and shall cause the BHGE Parties and BHKF to, take such actions and make such payments as may be necessary so that, as of the Closing, except as set forth on Schedule 5.08, there shall be no intercompany obligations to which any BHGE Party is a party and (a) to which the Company, BHKF or any NewCo Subsidiary is also a party or is otherwise bound or (b) is binding on any of the BHGE Contributed Assets.

Article VI

COVENANTS OF GE

GE agrees that:

Section 6.01   Conduct of the Business. From the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 6.01, as contemplated by this Agreement (including the Pre-Closing Transactions) or as consented to by BHGE in writing (which consent shall not be unreasonably conditioned, withheld or delayed), GE shall use its commercially reasonable efforts to conduct the GE Contributed Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as would constitute a violation of Applicable Law, as set forth on Section 6.01, as contemplated by this Agreement or as consented to by BHGE in writing (which consent shall not be unreasonably conditioned, withheld or delayed), GE will not and will cause the GE Parties not to (in each case, with respect to the GE Contributed Business or the Company):

(a)   incur capital expenditures in excess of $1,000,000 in the aggregate, except in accordance with the capital expenditures plan set forth on Schedule 6.01(a), and GE will comply in all material respects with such capital expenditures plan;

(b)   sell, lease, license or otherwise dispose of or fail to maintain, enforce or protect any material GE Contributed Assets (other than (x) dispositions of consumables and GE Inventory in the ordinary course of business and (y) any disposition of an ELTO Engine in the ordinary course of business to a third party; provided, that the proceeds from such ELTO Engine disposition are (i) used to acquire another ELTO Engine that is contributed to the Company pursuant to the terms of this Agreement or (ii) contributed to the Company);

(c)   increase the compensation or benefits of any GE Business Employee other than (i) in the ordinary course of business, (ii) as required by Applicable Law or the terms of any GE Employee Plan or collective bargaining agreement, or (iii) for changes that are applicable to the employees of the GE Contributed Business and other employees of GE generally;

(d)   enter into any retention arrangement with any GE Business Employee;

(e)   settle any material employment-related claims with respect to any GE Business Employee;

(f)   other than to fill a vacant role listed on the GE Business Employee List or to replace a GE Business Employee whose employment with GE and its Affiliates has terminated, hire or designate any new individual to provide services primarily in support of the GE Contributed Business;

(g)   terminate any GE Business Employees other than for cause or otherwise remove an individual from the GE Business Employee List;

(h)   implement any employee layoffs implicating the WARN Act with respect to any GE Business Employees;

(i)   sell, issue, lease, exclusively license, grant, pledge or otherwise transfer, or create or incur any Lien on, any shares or other interests of the Company or any of its Subsidiaries;

(j)   create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money with respect to the GE Contributed Business or guarantees thereof, except for trade credit or trade payables incurred in the ordinary course of business consistent with past practice and guarantees of indebtedness incurred under existing credit facilities, which guarantees will be terminated prior to or as of the Closing;

(k)   enter into any agreement that limits or restricts the conduct of the GE Contributed Business or that could, after the Closing Date, limit or restrict the Company (or any of its Subsidiaries) or any direct or indirect members of the Company (excluding GE and its Affiliates) from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any GE Contributed Contract or otherwise waive, release or assign any material rights, claims or benefits of the GE Contributed Business under any GE Contributed Contract, except for commercially reasonable agreements with new customers made at arm’s length and for amendments, terminations or non-renewals in the ordinary course of business consistent with past practices or, if not consistent with past practices, in a fashion that is intended to improve the long term profitability of the relationship, including but not limited to improving the prospects for retaining the relationship for a longer period of time;

(l)   settle any material litigation, investigation, arbitration, proceeding or other claim involving or against the GE Contributed Business other than settlements involving only monetary payment in an amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate, or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by any Ancillary Agreement;

(m)   allow any insurance policies covering the GE Contributed Assets to lapse unless replaced with insurance policies providing substantially similar coverage;

(n)   amend or terminate any GE Contributed Contract (other than any amendments or terminations of any purchase orders in the ordinary course of business); or

(o)   agree or commit to do any of the foregoing.

Section 6.02   Confidentiality. Prior to the Closing Date and after any termination of this Agreement, GE and its Affiliates (including, for this purpose, the Company) will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the BHGE Contributed Business or BHGE furnished to GE or its Affiliates (including, for this purpose, the Company) in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by GE, in the public domain through no fault of GE or later lawfully acquired by GE from sources other than BHGE; provided, that GE may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by GE of the confidential nature of such information and are directed by GE to treat such information confidentially. GE shall be responsible for any failure to treat such information confidentially by such Persons. The obligation of GE and its Affiliates (including, for this purpose, the Company) to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, GE and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, either (at GE’s election) destroy or deliver to BHGE, upon written request, all documents and other materials, and all copies thereof, obtained by GE or its Affiliates or on their behalf from BHGE in connection with this Agreement that are subject to such confidence.

Section 6.03   Access to Information. (a) From the date hereof until the Closing Date, GE will, upon reasonable advanced written notice, (i) give BHGE, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of GE relating to the GE Contributed Business, (ii) furnish to BHGE, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the GE Contributed Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of GE to cooperate with BHGE in its investigation of the GE Contributed Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of GE. Notwithstanding the foregoing, BHGE shall not have (A) access to personnel records of GE relating to individual performance or evaluation records, medical histories or other information which, in GE’s good faith opinion, is sensitive or the disclosure of which could subject GE to risk of liability, (B) access to GE systems nor (C) the right to conduct subsurface or invasive environmental sampling on any of the properties owned or operated by GE, including the GE Contributed Facility. GE shall have no obligation under this Section 6.03(a) to provide financial information that is not produced in the ordinary course of business. Any request for information by BHGE shall be made for purposes of achieving the Closing and post-Closing integration, and no such requests shall be for due diligence purposes.

(b)   On and after the Closing Date, GE will afford promptly to the Company and its respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the GE Contributed Business; provided, that any such access by the Company shall not unreasonably interfere with the conduct of the business of GE. The Company shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.04   Notices of Certain Events. GE shall promptly notify BHGE of any actions, suits, claims, investigations or proceedings commenced relating to GE or the GE Contributed Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10.

Section 6.05   Transport of Assets. Prior to and following the Closing Date, GE shall use commercially reasonable efforts to remove any asset (other than Fixtures or other assets that cannot be removed without materially interfering with the operations at the property) that is located at a GE Contributed Facility that is not a GE Contributed Asset and cause to be delivered any GE Contributed Asset that is not located at a GE Contributed Facility to a GE Contributed Facility.

Section 6.06   Update of GE Business Employee List. GE shall periodically update the GE Business Employee List to reflect the hiring or designation of any new individual pursuant to Section 6.01(f), or the termination of a GE Business Employee’s employment with GE and its Affiliates; provided, however, for the avoidance of doubt, GE shall not be required to provide an updated version of the GE Business Employee list except as set forth in the last sentence of this Section 6.06. At least seven Business Days prior to the Closing Date, GE will provide BHGE with an updated version of the GE Business Employee List that will include each GE Business Employee’s name; provided, that, in connection with providing such updated list, any GE Business Employee who GE and BHGE agree will provide services under the GE Secondment Agreement will be designated a “secondee” on such updated list.

Section 6.07   Intercompany Obligations. GE shall, and shall cause the GE Parties to, take such action and make such payments as may be necessary so that, as of the Closing, except as set forth on Schedule 6.07, there shall be no intercompany obligations to which any GE Party is a party and (a) to which the Company is also a party or is otherwise bound or (b) is binding on any of the GE Contributed Assets.

Article VII

COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 7.01   Commercially Reasonable Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, the parties hereto shall use their respective commercially reasonable efforts to cooperate with one another in taking, or causing to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate under Applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable, including preparing and timely filing with any Governmental Authority or other third party all documentation to effect all necessary or appropriate filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required or considered advisable to be obtained from any Governmental Authority or other third party that are necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by this Agreement. The parties hereto agree to provide relevant information to one another in respect of the foregoing.

(b)   In furtherance and not in limitation of the foregoing, and to the extent required by Applicable Law, each of the parties hereto shall, as promptly as practicable and in any event within 10 Business Days of the date hereof, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (ii) shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)   In furtherance and not in limitation of the foregoing, and to the extent required by Applicable Law (or considered advisable by the parties hereto), each of the parties hereto shall, as promptly as reasonably practicable, (i) make an appropriate filing pursuant to the Applicable Laws of any non-U.S. jurisdictions with respect to the transactions contemplated hereby, and (ii) shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Applicable Laws of such non-U.S. jurisdictions and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or to obtain the requisite approvals, under the Applicable Laws of such non-U.S. jurisdictions as soon as practicable.

(d)   If any objections are asserted with respect to the transactions contemplated by this Agreement or any Ancillary Agreement under the HSR Act or any other similar Applicable Law, including the Applicable Laws of the non-U.S. jurisdictions, or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any Ancillary Agreement as violative of the HSR Act or any other similar Applicable Law, including the Applicable Laws of the non-U.S. jurisdictions, each of BHGE and GE shall, and shall cause their Subsidiaries and Affiliates to, use their commercially reasonable efforts to promptly resolve such objections.

Section 7.02   Certain Filings. The parties hereto shall use their reasonable best efforts to cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required (or considered advisable by the parties hereto), or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and in timely taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. BHGE and GE shall have responsibility for their respective filing fees associated with any other required filings, except that BHGE and GE shall have equal responsibility for the filing fees associated with the HSR Act filing.

Section 7.03   Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, each of the parties may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the parties.

Section 7.04   Notices of Certain Events. Each party hereto shall promptly notify the other parties hereto of:

(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.05   BHGE Insurance Coverage. (a) From and after the Closing Date, the BHGE Contributed Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any BHGE Insurance Policies other than (i) any BHGE Insurance Policy issued exclusively in the name and for the benefit of the BHGE Contributed Business; (ii), with respect to any matters covered by a BHGE Insurance Policy that are properly reported to the relevant insurers prior to the Closing Date; or (iii) for claims brought within a one-year period concluding on the first anniversary of the Closing Date, solely under the BHGE Insurance Policies listed on Schedule 7.05(a) (the “BHGE Available Insurance Policies”), for any claim, occurrence or loss that occurred or existed prior to the Closing Date, in each case, under clauses (i) through (iii) above, subject to the terms and conditions of the relevant BHGE Insurance Policies and this Agreement, except to the extent otherwise mandated by Applicable Law.

(b)   The rights of the BHGE Contributed Business under clauses (a)(ii) and (iii) above are subject to and conditioned upon the following:

(i)   The Company, on behalf of the BHGE Contributed Business, shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims. The Company shall not, without the written consent of BHGE, amend, modify or waive any rights of BHGE or other insureds under any such insurance policies and programs. The Company shall exclusively bear and be liable (and BHGE shall have no obligation to repay or reimburse the Company) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims; and

(ii)   With respect to coverage claims or requests for benefits asserted by the Company under the BHGE Available Insurance Policies, BHGE shall have the right but not the duty to monitor and/or associate with such claims. The

Company shall be liable for any fees, costs and expenses incurred by BHGE directly or indirectly through the insurers or reinsurers of the BHGE Available Insurance Policies relating to any unsuccessful coverage claims. The Company shall not assign any BHGE Available Insurance Policies or any rights or claims under the BHGE Available Insurance Policies.

(c)   Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of BHGE to insurance coverage for any matter, whether relating to the BHGE Contributed Business or otherwise, and (ii) BHGE shall retain the exclusive right to control the BHGE Available Insurance Policies and all of the other BHGE Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the BHGE Insurance Policies and to amend, modify or waive any rights under any such BHGE Insurance Policies, notwithstanding whether any such BHGE Insurance Policies apply to any liabilities or losses as to which the Company has made, or could, in the future, make, a claim for coverage; provided, however, that the Company shall cooperate with BHGE with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit BHGE to manage and conduct its insurance matters as BHGE deems appropriate.

(d)   Any payments, costs and adjustments required to be made pursuant to this or any other provisions of this Section 7.05 shall be billed quarterly and payable within 30 days from receipt of an invoice.

(e)   Nothing in this Section 7.05 shall limit, modify or in any way affect the rights and obligations of the parties under Article XI; provided, however, that any insurance proceeds actually collected with respect to a particular Damage shall be taken into account under and to the extent required by Section 11.06(a). No payments due under this Section 7.05 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price.

Section 7.06   GE Insurance Coverage. (a) From and after the Closing Date, the GE Contributed Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any GE Insurance Policies other than (i) any GE Insurance Policy issued exclusively in the name and for the benefit of the GE Contributed Business; (ii) with respect to any matters covered by a GE Insurance Policy that are properly reported to the relevant insurers prior to the Closing Date; or (iii) for claims brought within a one-year period concluding on the first anniversary of the Closing Date, solely under the GE Insurance Policies listed on Schedule 7.06(a) (the “GE Available Insurance Policies”), for any claim, occurrence or loss that occurred or existed prior to the Closing Date, in each case, under clauses (i) through (iii) above, subject to the terms and conditions of the relevant GE Insurance Policies and this Agreement, except to the extent otherwise mandated by Applicable Law.

(b)   The rights of the GE Contributed Business under clauses (a)(ii) and (iii) above are subject to and conditioned upon the following:

(i)   The Company, on behalf of the GE Contributed Business, shall be solely responsible for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims. The Company shall not, without the written consent of GE, amend, modify or waive any rights of GE or other insureds under any such insurance policies and programs. The Company shall exclusively bear and be liable (and GE shall have no obligation to repay or reimburse the Company) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims; and

(ii)   With respect to coverage claims or requests for benefits asserted by the Company under the GE Available Insurance Policies, GE shall have the right but not the duty to monitor and/or associate with such claims. The Company shall be liable for any fees, costs and expenses incurred by GE directly or indirectly through the insurers or reinsurers of the GE Available Insurance Policies relating to any unsuccessful coverage claims. The Company shall not assign any GE Available Insurance Policies or any rights or claims under the GE Available Insurance Policies.

(c)   Notwithstanding anything contained in this Agreement, (i) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of GE to insurance coverage for any matter, whether relating to the GE Contributed Business or otherwise, and (ii) GE shall retain the exclusive right to control the GE Available Insurance Policies and all of its other GE Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the GE Insurance Policies and to amend, modify or waive any rights under any such GE Insurance Policies, notwithstanding whether any such GE Insurance Policies apply to any liabilities or losses as to which the Company has made, or could, in the future, make, a claim for coverage; provided, however, that the Company shall cooperate with GE with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit GE to manage and conduct its insurance matters as GE deems appropriate.

(d)   Any payments, costs and adjustments required to be made pursuant to this or any other provisions of this Section 7.06 shall be billed quarterly and payable within 30 days from receipt of an invoice.

(e)   Nothing in this Section 7.06 shall limit, modify or in any way affect the rights and obligations of the parties under Article XI; provided, however, that any insurance proceeds actually collected with respect to a particular Damage shall be taken into account under and to the extent required by Section 11.06(a). No payments due under this Section 7.06 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price.

Section 7.07   Replacement of Guaranties. On or prior to Closing, BHGE and GE shall use their commercially reasonable efforts to cause the Company to replace, effective as of the Closing, of (a) letters of credit, guaranties, financial assurances, performance bonds and other contractual obligations, and (b) surety bonds, undertakings or other instruments of guarantee issued by sureties, insurers or reinsurers (such issuer, a “Surety”, and such instrument, a “Surety Bond”), entered into by or on behalf of BHGE or any of its Affiliates or GE or any of its Affiliates in connection with the BHGE Contributed Business or the GE Contributed Business, respectively, which are listed in Section 7.07(a) and Schedule 7.07(b); provided, that if any such letter of credit, guaranty, financial assurance, surety bond, performance bond or other contractual obligation is not replaced effective as of the Closing, the Company shall indemnify BHGE and its Affiliates or GE and its Affiliates, as applicable, against, and hold each of them harmless from, any and all Damages incurred or suffered by BHGE or any of its Affiliates or GE or any of its Affiliates, as applicable, related to or arising out of the same. In connection with the foregoing, BHGE shall not cause the Company to provide replacement letters of credit, guaranties, financial assurances, surety bonds, performance bonds or other contractual obligations without the prior written consent of GE. In addition, to the extent that the Company does not arrange for substitute Surety Bonds or satisfactorily novate the obligations of GE or BHGE, as applicable, to a Surety, the Company shall (i) promptly pay directly to that Surety any and all obligations of GE or BHGE, as applicable, after receipt from GE or BHGE, as applicable, of a written demand from such Surety, and/or (ii) advance such loss amounts to GE or BHGE, as applicable prior to its requirement to pay that Surety.

Section 7.08   Confidentiality. On and after the Closing Date, each party hereto will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the other parties hereto provided to it pursuant to Section 5.03, Section 6.03 or otherwise in connection herewith.

Section 7.09   Intentionally Omitted.

Section 7.10   Open Matters; Ancillary Agreements. (a) Between the date hereof and the Closing, the parties shall each use commercially reasonable efforts to negotiate in good faith the terms and conditions that are indicated as being subject to negotiation (the “Open Matters”) in the Post-Closing LLC Agreement, BHGE Services Agreement, GE Services Agreement, the ELTO Agreement, GE Distribution Agreement, BHGE Distribution Agreement and the Turbine Development and Supply Agreement (the “Open Matters Ancillary Agreements”). Prior to Closing, the parties shall amend the forms of the Open Matters Ancillary Agreements to reflect their agreement on the Open Matters; provided, however, that the Closing shall not be conditioned upon resolving any Open Matter or amending the forms of any Open Matters Ancillary Agreements (and the failure to do so shall not constitute the failure of any condition to be satisfied on the Closing Date), and the parties agree that each Open Matters Ancillary Agreement contains all material terms necessary for such agreement to be binding on the applicable parties from and after the Closing. If at the Closing, any Open Matters remain open, the parties shall each continue to use commercially reasonable efforts to negotiate in good faith the Open Matters until they have reached agreement with respect thereto and shall amend the Open Matters Ancillary Agreements as appropriate to reflect such agreements.

(b)   Between the date hereof and the Closing, the parties shall each use commercially reasonable efforts to negotiate in good faith the terms and conditions of the Massa Lease, the Rong Lease, the Port Klang Sublease and the Jacintoport Lease (collectively, the “Leases”); provided, however, that the Closing shall not be conditioned upon the entry into any Lease (and the failure to do so shall not constitute the failure of any condition to be satisfied on the Closing Date), and the parties agree that the Massa Term Sheet, the Rong Term Sheet, the Port Klang Term Sheet and the Jacintoport Term Sheet each contain all material terms necessary to the transactions contemplated by each such term sheet and each such term sheet shall be binding on the applicable parties from and after the Closing, and all such references to the agreement with respect thereto shall instead be deemed to be references to such term sheet (with such other deemed changes to such references and their context in the Transaction and the Ancillary Agreements as are necessary to give effect to this proviso), in each case unless and until such agreement has been executed and delivered in accordance with this Agreement.

(c)   Between the date hereof and the Closing, the parties shall use commercially reasonable efforts to negotiate in good faith the definitive forms of the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement and GE Secondment Agreement; provided, however, that the Closing shall not be conditioned upon reaching agreement on the definitive forms of the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement or GE Secondment Agreement (and the failure to do so shall not constitute the failure of any condition to be satisfied on the Closing Date). If at the Closing, the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement or GE Secondment Agreement is not yet finalized, the parties shall each continue to use commercially reasonable efforts to negotiate in good faith each such agreement not so finalized until they have reached agreement with respect to the definitive forms thereof. To the extent the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement or GE Secondment Agreement is finalized prior to the Closing, GE and the Company shall deliver duly executed counterparts thereto in accordance with Section 2.12. To the extent the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement or GE Secondment Agreement is finalized after the Closing, GE and the Company shall deliver duly executed counterparts thereto promptly after so finalizing the FieldCore Sourcing/Services Agreement, BHGE Secondment Agreement or GE Secondment Agreement, as applicable.

(d)   Between the date hereof and the Closing, the parties shall use commercially reasonable efforts to take the actions set forth on Schedule Q.

Section 7.11   Contributed Facilities. Each of the parties hereto shall deliver (or, in the case of the BHGE Parties and GE Parties, shall cause their respective Affiliates to deliver) such other documents, affidavits and instruments as are reasonably necessary or otherwise customarily or statutorily required in the jurisdiction in which the Contributed Facility is located to effectuate the lease or sublease of such Contributed Facility.

Article VIII

TAX MATTERS

Section 8.01   Tax Cooperation; Allocation of Taxes; Certain Refunds. (a) The Company and BHGE agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to each Contributed Entity and the BHGE Contributed Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, that notwithstanding anything to the contrary in this Agreement, in no event shall any party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes BHGE or any of its Affiliates (other than pro forma information relating solely to the BHGE Contributed Business). The Company and BHGE shall retain all books and records with respect to Taxes pertaining to the BHGE Contributed Assets until at least 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof). Subject to Section 8.02, the Company and BHGE shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the BHGE Contributed Business.

(b)   The Company and GE agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the GE Contributed Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, that notwithstanding anything to the contrary in this Agreement, in no event shall any party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes GE or any of its Affiliates (other than pro forma information relating solely to the GE Contributed Business). The Company and GE shall retain all books and records with respect to Taxes pertaining to the GE Contributed Assets until at least 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof). The Company and GE shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the GE Contributed Assets or the GE Contributed Business.

(c)   (i) Any sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the BHGE Contribution and the GE Contribution and (ii) any Taxes imposed solely as result of any other restructuring or similar transaction undertaken by the BHGE Parties or GE Parties prior to Closing (“Pre-Closing Restructuring Taxes”), in each case, shall be borne by the BHGE Parties or GE Parties, respectively. Each of the Company, GE Parties and BHGE Parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. Transfer Taxes shall be timely paid, and all applicable filings, reports and Tax Returns in respect of Transfer Taxes shall be timely filed, as provided by Applicable Law.

(d)   The Company shall promptly pay to BHGE an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by the Company or any of its Affiliates in connection with BHKF or the BHGE Contributed Business, in each case that constitutes an Excluded BHGE Asset. The Company shall, if requested by BHGE and at BHGE’s expense, file (or cause the relevant entity to file) for, and take such other actions as may be necessary to obtain, any refund or credit which would give rise to a payment under this Section 8.01(d).

(e)   The Company shall promptly pay to GE an amount equal to any refund or credit (including any interest paid or credited with respect thereto) received by the Company or any of its Affiliates in connection with the GE Contributed Business that constitutes an Excluded GE Asset. The Company shall, if requested by GE and at GE’s expense, file (or cause the relevant entity to file) for, and take such other actions as may be necessary to obtain, any refund or credit which would give rise to a payment under this Section 8.01(e).

(f)   In the case of any Taxes that are payable with respect to a Straddle Period, for purposes of determining whether and to what extent a liability for Taxes is allocable to a Pre-Closing Tax Period (i) Taxes that are based upon or related to income and any gross receipts, sales or use Taxes shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date and (ii) Taxes not described in clause (i) above shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date by prorating each such Tax based on the number of days in the Pre-Closing Tax Period, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand.

(g)   The parties agree to treat the GE Cash Payment, as adjusted pursuant to Section 2.13(e), as consideration for the sale by the GE Parties to the Company of an undivided interest in the GE Contributed Assets pursuant to Section 707(a) of the Code for U.S. Federal, state and local income tax purposes (the “Tax Treatment”) unless otherwise required by a determination within the meaning of Section 1313(a) of the Code; provided, that upon a determination requiring that any party hereto treat the transactions contemplated hereunder in a manner inconsistent with the Tax Treatment, BHGE shall be permitted to file or amend any Tax Return previously filed, or otherwise assume a position in a Tax audit, proceeding or other contest or dispute, in a manner inconsistent with the Tax Treatment.

(h)   All Tax Sharing Arrangements between BHGE or any of its Affiliates, on the one hand, and BHKF, on the other hand (other than this Agreement and that certain Tax Matters Agreement, dated as of July 3, 2017, between GE, BHGE, Baker Hughes, a GE Company. and the other parties thereto), will terminate as to BHKF prior to the Closing Date and BHKF will not have any liability thereunder on or after the Closing Date ; provided, however, that notwithstanding anything to the contrary in this Agreement, in the event of a conflict between this Agreement and the Tax Matters Agreement, dated as of July 3, 2017, between GE, BHGE LLC, BHGE Parent and the other parties thereto, the provisions of this Agreement shall control.

(i)   From and after the Closing Date, and notwithstanding anything to the contrary in the Post-Closing LLC Agreement, the Company shall not, and shall not permit any of its Affiliates (including BHKF) to, make any Tax election, amend any Tax Return, initiate any voluntary disclosure with respect to Taxes or waive or extend any statute of limitations for the assessment or collection of any Tax, in each case with respect to BHKF in respect of a Pre-Closing Tax Period or Straddle Period, without the prior written consent of BHGE (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.02   Certain Tax Contests.

(a)   If the Company, GE or any of their respective Affiliates receives notice of the commencement or existence of a Tax Contest relating to BHGE Covered Taxes with respect to BHKF (a “Klang Tax Contest”), such recipient shall within three Business Days from such receipt provide to BHGE written notice of such Klang Tax Contest, but failure to give such notice shall not relieve BHGE of any liability hereunder except to the extent, if any, that the rights of BHGE or any of its Affiliates with respect to such claim are actually prejudiced.

(b)   In the event of any Klang Tax Contest (i) solely in respect of BHGE Covered Taxes or (ii) in respect of both BHGE Covered Taxes and no more than a de minimis amount of Taxes that are not BHGE Covered Taxes, BHGE shall control the defense of such Tax Contest (a “BHGE-Controlled Tax Contest”); provided, that (x) BHGE shall reasonably and in good faith keep the Company and GE notified concerning any material development with respect to such Klang Tax Contest, (y) the Company and GE shall be permitted, at their respective expense, to be present at, and participate in, any such Klang Tax Contest and (z) without the prior written consent of GE, which consent shall not be unreasonably withheld, conditioned or delayed, BHGE shall not settle any such Klang Tax Contest if doing so would reasonably be expected to increase the Tax Liability of GE, the Company or BHKF for Taxes that are not BHGE Covered Taxes by more than a de minimis amount.

Article IX

EMPLOYEE MATTERS

Section 9.01   Employment with Company. The Company shall, or shall cause its Subsidiaries to, (a) continue to employ any BHGE Business Employee or GE Business Employee in a NewCo Subsidiary, (b) accept the automatic transfer of each Automatically Transferring Business Employee and (c) not later than five days prior to the Closing Date (or such later date provided for in Section 9.02), make a Qualifying Offer to all of (i) the BHGE Business Employees (each employee of BHGE or its Affiliates who commences employment with the Company or one of its Subsidiaries in accordance with this Section 9.01, a “BHGE Transferred Employee”), and (ii) the GE Business Employees (each employee of GE or its Affiliates who commences employment with the Company or one of its Subsidiaries in accordance with this Section 9.01, a “GE Transferred Employee”); provided, however, that no such offers of employment shall be made to any employee of a NewCo Subsidiary, any Automatically Transferring Business Employee or any

Business Employee indicated as a secondee on the BHGE Business Employee List or GE Business Employee List, as applicable. The BHGE Transferred Employees and the GE Transferred Employees are referred to herein collectively as the “Transferred Employees.”

Section 9.02   Inactive BHGE Business Employees. Notwithstanding the foregoing or anything in this Agreement to the contrary, any BHGE Business Employee who is primarily employed in the United States and who is on a leave of absence and has a right of re-instatement per the policy of BHGE, GE or their respective Affiliates, as applicable (including long-term or short-term disability leave, FMLA leave and parental leave or similar leave, but excluding vacation or sick leave, jury duty leave, bereavement leave or similar leave), as of the Closing Date shall, to the extent allowable under applicable Law, be transferred to BHGE or one of its Affiliates (other than a NewCo Subsidiary), as applicable, and shall not become a BHGE Transferred Employee, in either case, unless such employee is able to (and does) return to work within six months after the Closing Date (in which case, he or she shall become a BHGE Transferred Employee following his or her return from absence as of his or her Applicable Transfer Date). The Company shall reimburse BHGE promptly for any costs incurred by BHGE on or after the Closing Date and prior to the earlier of (x) such inactive BHGE Business Employee’s Applicable Transfer Date and (y) the date on which such inactive BHGE Business Employee’s employment with BHGE and its Affiliates (other than the Company and its Subsidiaries) terminates, but only to the extent the Company or its Subsidiaries would have been responsible for such costs had such inactive BHGE Business Employee been employed by the Company or its Subsidiaries on such date. Upon receiving notice of the pending return to work of any such BHGE Business Employee, BHGE will notify the Company and the Company will (or will cause its Subsidiaries to), within five days after receiving such notice, make a Qualifying Offer to such individual.

Section 9.03   Terms of Employment. (a) Effective as of the Applicable Transfer Date, the Company will (or will cause its Subsidiaries to) assume or retain, as the case may be, (i) all obligations of BHGE or GE and any of their Affiliates, as applicable, to each Transferred Employee pursuant to any cash incentive or bonus plans maintained by BHGE or GE, as applicable, in which such Transferred Employee participated as of immediately prior to the Applicable Transfer Date, (ii) all obligations of BHGE or GE and any of their Affiliates, as applicable, for the accrued, unused vacation and paid time off for Transferred Employees to the extent consistent with applicable Law and (iii) any individual retention arrangement entered into by BHGE or GE, as applicable, with any such Transferred Employee. The Company will (or will cause its Subsidiaries to) pay Transferred Employees cash incentives or bonuses for the applicable performance measurement period which includes the Closing Date at the time and in the manner such payments would have been made under the applicable plans maintained by BHGE or GE, as applicable.

(b)   During the one-year period beginning on the Closing Date, the Company will (or will cause its Subsidiaries to) provide each Transferred Employee with at least the same salary or wages, cash incentive compensation opportunities and cash bonus opportunities as were provided to such Transferred Employee immediately prior to the Closing Date

(c)   From the Applicable Transfer Date, each Transferred Employee will (x) continue to participate in GE Employee Plans (other than cash incentive or equity compensation plans), as applicable, and/or (y) commence participation in GE Employee Plans (other than cash incentive or equity compensation plans) or Company Employee Plans, and the parties will work together in good faith to determine which Employee Plans will cover which Transferred Employees.

(d)   If, at any time during the one-year period beginning on the Closing Date, any Transferred Employee participates in any Company Employee Plans, and if the aggregate value of the benefits provided to such Transferred Employee during such period under such Company Employee Plans is less than the aggregate value of the benefits that would have been provided to such Transferred Employee under the corresponding Employee Plans in which such Transferred Employee participated as of immediately prior to the Closing Date (including the cost of any defined benefit pension benefits provided under any GE Employee Plan), then for such period, the Company will provide such Transferred Employee with cash payments in an aggregate amount equal to such deficit.

(e)   If, at any time during the one-year period beginning on the Closing Date, the Company terminates the employment of any Transferred Employee without cause, the Company shall provide such employee with severance payments and benefits no less favorable in the aggregate than the greater of the amount of the severance payments and benefits that (i) would have been provided to such Transferred Employee under the applicable BHGE Employee Plan or GE Employee Plan in which such Transferred Employee participated as of immediately prior to the Closing Date (taking into account service rendered by such Transferred Employee for the Company and its Subsidiaries from the Applicable Transfer Date and any changes in compensation implemented following the Applicable Transfer Date) or (ii) would be provided to similarly situated Transferred Employees at the Company.

(f)   For purposes of eligibility to participate, vesting and determination of level of paid time off benefits under any Company Employee Plan, the Company shall grant service credit to each Transferred Employee to the same extent that service was credited under the applicable Employee Plan in which such Transferred Employee participated as of immediately prior to the Applicable Transfer Date; provided, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits.

Section 9.04   Automatically Transferring Business Employees.

(a)   The parties confirm that it is their intention that the contracts of employment of the Automatically Transferring Business Employees in jurisdictions in which the Regulations apply (including any rights, powers, duties and liabilities under or in connection with their contracts) shall, to the extent required by the Regulations, transfer by operation of Applicable Law to the Company or its Subsidiaries with effect from such employee’s Applicable Transfer Date.

(b)   If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any person who was intended to be an Automatically Transferring Business Employee is found or alleged to continue with BHGE or GE or their respective Affiliates, as applicable, after such individual’s intended transfer date, the parties agree that: (i) the Company or its Subsidiaries shall within fourteen (14) days of discovering such a finding or allegation make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; (ii) such offer of employment will satisfy the obligations set forth in Section 9.03 except as otherwise provided in this Section 9.04; and (iii) upon that offer being made by the Company or its Subsidiaries, or on the expiry of the fourteen (14)-day period from the date of discovery of such a finding or allegation, BHGE or GE or their respective Affiliates, as applicable, will terminate the employment of such employee.

(c)   If any contract of employment (including any rights, powers, duties and liabilities under or in connection with that contract) of any person who is not listed as a BHGE Business Employee or GE Business Employee, as applicable, is found or alleged to transfer to the Company or its Subsidiaries on or after the Closing Date, the parties agree that: (i) BHGE, GE or their respective Affiliate that employed such BHGE Business Employee or GE Business Employee shall within fourteen (14) days of discovering such a finding or allegation make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below; (ii) upon that offer being made by such party, or on the expiry of the fourteen (14)-day period from the date of discovery of such a finding or allegation, the Company or its Subsidiaries will terminate the employment of such person; and (iii) such party will indemnify the other party against any Losses of any kind suffered or incurred by the Company and its Subsidiaries as a direct or indirect result of the employment or termination of employment of that person.

Section 9.05   Employee Communications. The parties hereto shall reasonably cooperate in communications with BHGE Business Employees and GE Business Employees with respect to Employee Plans and other matters arising in connection with the transactions contemplated by this Agreement.

Section 9.06   No Third Party Beneficiaries, Etc. Without limiting the generality of the last sentence of Section 13.07, nothing in this Article IX, express or implied, is intended to or shall confer upon any Person other than the parties hereto, including any BHGE Business Employee, GE Business Employee, or legal representative or beneficiary thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any third-party beneficiary rights, or any right to employment or continued employment or any term or condition of employment, shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Employee Plan, shall alter or limit the ability of BHGE, the Company, GE or any respective Affiliates from amending, modifying or terminating any Employee Plan at any time following the Applicable Transfer Date, or shall create any obligation on the part of BHGE, the Company, GE or any of their respective Affiliates to employ any BHGE Business Employee or GE Business Employee for any period following the Applicable Transfer Date or shall limit the ability of BHGE, the Company, GE or any of their respective Affiliates to terminate the employment of any employee (including any

BHGE Business Employee or GE Business Employee) following the Applicable Transfer Date at any time and for any or no reason.

Article X

CONDITIONS TO CLOSING

Section 10.01   Conditions to Obligations of GE, BHGE and the Company. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a)   (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and (ii), as appropriate, all applicable waiting and other time periods under the Applicable Law of the Non-U.S. Jurisdictions shall have expired, lapsed or been terminated and all regulatory clearances shall have been obtained under the Applicable Law of the Non-U.S. Jurisdictions.

(b)   No Applicable Law or order of any Governmental Authority shall prohibit the consummation of the Closing.

Section 10.02   Conditions to Obligation of GE. The obligation of GE to consummate the Closing is subject to the satisfaction (or waiver by GE) of the following further conditions:

(a)   BHGE shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(b)   (i) the representations and warranties of BHGE (other than the BHGE Fundamental Reps (other than Section 3.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BHGE Material Adverse Effect” or similar qualification therein, except with respect to Section 3.08(a)) at and as of the Closing Date as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a BHGE Material Adverse Effect; (ii) the representations and warranties of BHGE contained in Section 3.12(e) shall be true and correct (without giving effect to any limitation as to “materiality” or “BHGE Material Adverse Effect” or similar qualification therein) at and as of the Closing Date as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such exceptions as would not reasonably be expected to be material to the BHGE Contributed Business; (iii) the BHGE Fundamental Reps (other than Section 3.12(a) and 3.12(e)) shall be true and correct (without giving effect to any limitation as to “materiality” or “BHGE Material Adverse Effect” or similar qualification therein) as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such exceptions as would be de minimis in the context of a transaction of this magnitude; and

(c)   GE shall have received a certificate signed by a duly authorized officer of BHGE to the foregoing effect.

Section 10.03   Conditions to Obligation of BHGE. The obligation of BHGE to consummate the Closing is subject to the satisfaction (or waiver by BHGE) of the following further conditions:

(a)   GE shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(b)   (i) the representations and warranties of GE (other than the GE Fundamental Reps (other than Section 4.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “GE Material Adverse Effect” or similar qualification therein, except with respect to Section 4.08(a)) at and as of the Closing Date as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a GE Material Adverse Effect; (ii) the representations and warranties of GE contained in Section 4.12(f) shall be true and correct (without giving effect to any limitation as to “materiality” or “GE Material Adverse Effect” or similar qualification therein) at and as of the Closing Date as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such excepts as would not reasonably be expected to be material to the GE Contributed Business; (iii) the GE Fundamental Reps (other than Sections 4.12(a) and 4.12(f)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GE Material Adverse Effect” or similar qualification therein) as if made at and as of such time (except that any representations and warranties made as of a specific date shall be true and correct as of such specified date), with only such exceptions as would be de minimis in the context of a transaction of this magnitude; and

(c)   BHGE shall have received a certificate signed by a duly authorized officer of GE to the foregoing effect.

Article XI

SURVIVAL; INDEMNIFICATION

Section 11.01   Survival. The representations and warranties of the parties hereto contained in this Agreement (other than the representations and warranties contained in Sections 3.16(a)(i) through (ix) and 4.16(a) through (i), which shall not survive the Closing), shall survive the Closing until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Sections 3.15, 3.16(a)(x), 3.16(b) and 4.15, and 4.16(j) shall survive until the third anniversary of the Closing Date; provided, further, that the BHGE Fundamental Reps and the GE Fundamental Reps shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement to be performed before the Closing shall survive the Closing until the first anniversary of the Closing Date and with respect to all other covenants and agreements, survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought or any other indemnification right set forth in Section 11.02 that contemplates a defined indemnification period under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences or shall survive following the indicated period in Section 11.02, if notice of the inaccuracy thereof giving rise to such right of indemnity or a claim for indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02   Indemnification. (a) Effective at and after the Closing, BHGE hereby indemnifies:

(i)   the Company, any direct or indirect member of the Company, its and their respective successors and assigns and its and their respective directors, officers and employees (collectively, the “Company Indemnified Parties”), other than the BHGE Indemnified Parties, against, and agrees to hold each of them harmless from, any and all out-of-pocket damages, losses, Taxes, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto), excluding any consequential, special, exemplary, punitive or other similar damages (except to the extent payable by an Indemnified Party in connection with a third party claim); provided, however, that any damages that are reasonably foreseeable in light of the nature of the transactions contemplated hereby and the Indemnified Party shall not be considered “consequential” damages for purposes of this Agreement (“Damages”), incurred or suffered by any Company Indemnified Party (other than the BHGE Indemnified Parties) (including as a result of their direct or indirect ownership of equity interests of the Company, including with respect to Damages incurred or suffered by the Company) arising out of (A) any misrepresentation or breach of warranty by BHGE in this Agreement (other than the representations and warranties contained in Section 3.16) (each such misrepresentation and breach of warranty a “BHGE Warranty Breach”) or (B) any breach of covenant or agreement made or to be performed by BHGE pursuant to this Agreement; and

(ii)   for an indefinite period following the Closing Date, the Company Indemnified Parties (other than the BHGE Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Excluded BHGE Asset or Excluded BHGE Liability;

provided, that (1) BHGE shall not be liable for any BHGE Warranty Breach (other than breaches of BHGE Fundamental Reps) unless such BHGE Warranty Breach involves Damages in excess of $250,000, and no such Damage in an amount below $250,000 shall be counted towards the BHGE Basket, (2) BHGE shall not be liable for any BHGE Warranty Breach (other than breaches of BHGE Fundamental Reps) unless the aggregate amount of

Damages with respect to all such BHGE Warranty Breaches exceeds the BHGE Basket and then only to the extent of such excess and (3) BHGE’s maximum liability for any and all BHGE Warranty Breaches (other than breaches of BHGE Fundamental Reps) shall not exceed the BHGE Cap.

(b)   Effective at and after the Closing, GE hereby indemnifies:

(i)   the Company Indemnified Parties (other than the GE Indemnified Parties) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Company Indemnified Party (other than the GE Indemnified Parties) (including as a result of their direct or indirect ownership of equity interests of the Company, including with respect to Damages incurred or suffered by the Company) arising out of (A) any misrepresentation or breach of warranty by GE in this Agreement (other than the representations and warranties contained in Section 4.16) (each such misrepresentation and breach of warranty a “GE Warranty Breach”) or (B) any breach of covenant or agreement made or to be performed by GE pursuant to this Agreement; and

(ii)   for an indefinite period following the Closing Date, the Company Indemnified Parties (other than the GE Indemnified Parties) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any such Company Indemnified Party arising out of any Excluded GE Asset or Excluded GE Liability or resulting from or attributable to BHGE having filed Tax Returns consistent with the Tax Treatment;

provided, that (1) GE shall not be liable for any GE Warranty Breach (other than breaches of GE Fundamental Reps) unless such GE Warranty Breach involves Damages in excess of $250,000, and no such Damage in an amount below $250,000 shall be counted towards the GE Basket, (2) GE shall not be liable for any GE Warranty Breach (other than breaches of GE Fundamental Reps) unless the aggregate amount of Damages with respect to all such GE Warranty Breaches exceeds the GE Basket and then only to the extent of such excess and (3) GE’s maximum liability for any and all GE Warranty Breaches (other than breaches of GE Fundamental Reps) shall not exceed the GE Cap.

(c)   Without limiting the foregoing and, for the avoidance of doubt, other than to the extent indemnification is owed to any Company Indemnified Party pursuant to Sections 11.02(a) and 11.02(b), effective at and after the Closing, the Company hereby indemnifies for an indefinite period following the Closing Date:

(i)   BHGE, its Affiliates, its and their respective successors and assigns and its and their respective directors, officers and employees (“BHGE Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any BHGE Indemnified Party arising out of the BHGE Contributed Assets or BHGE Contributed Liabilities;

(ii)   GE, its Affiliates, its and their respective successors and assigns and its and their respective directors, officers and employees (“GE

Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any GE Indemnified Party arising out of the GE Contributed Assets or GE Contributed Liabilities; and

(iii)   Company Indemnified Parties against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such parties arising out of any breach of covenant or agreement made or to be performed by the Company following the Closing pursuant to this Agreement.

(d)   For purposes of this Article XI (including for determining whether or not any BHGE Warranty Breach or GE Warranty Breach has occurred and for determining the amount of Damages), each representation and warranty contained in this Agreement (other than the representations and warranties contained in Sections 3.08(a), 3.09(a), 4.08(a) and 4.09(a)) shall be read without regard to any materiality, BHGE Material Adverse Effect or GE Material Adverse Effect qualifier or exception contained therein.

Section 11.03   Third Party Claim Procedures.

(a)   The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)   If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04   Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 11.05   Environmental Claim Procedures. With respect to BHGE’s indemnification of the Company Indemnified Parties under Section 11.02(a)(ii) for any BHGE Excluded Liability within the scope of Section 2.05(c) or GE’s indemnification of the Company Indemnified Parties under Section 11.02(b)(ii) for any GE Excluded Liability within the scope of Section 2.09(c) (the “Environmental Claims”), the following provisions apply:

(a)   The Indemnified Party shall provide prompt written notice to the Indemnifying Party upon becoming aware of a pending or threatened Action or event that the Indemnified Party has determined has given or would reasonably be expected to give rise to an Environmental Claim, and shall provide such notice prior to engaging with any Governmental Authority in respect of such matter except where immediate notification to a Governmental Authority or immediate action under Environmental Law is required, in which case notice to the Indemnifying Party shall be made simultaneously or as promptly as is reasonably possible thereafter and the Indemnifying Party shall not be responsible for Losses to the extent any delay in the Indemnified Party’s providing such notice materially increases the Indemnifying Party’s costs in connection with such Environmental Claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall have the right to assume the defense or control of or settle any Environmental Claim, or undertake any associated Remedial Action, with counsel, consultants or contractors of recognized standing and competence selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall not independently contact any Governmental Authority in respect of the scope of any Remedial Action controlled by the Indemnifying Party pursuant to this Section 11.05 or engage in any direct discussions or negotiations with a Governmental Authority regarding such Remedial Action; provided, that, if the Indemnified Party is required to do so by such Governmental Authority or in order to comply with Environmental Laws, the Indemnified Party shall first notify the Indemnifying Party of such obligation and allow the Indemnifying Party to participate and provide reasonable comments regarding such communication (and the Indemnifying Party to make itself reasonably available and without delay as to same), it being agreed between the Indemnifying Party and the Indemnified Party that approval and/or acceptance by the relevant Governmental Authority of the scope of any Remedial Action shall be determinative.

(c)   The Indemnifying Party shall have the right to request in writing that the Indemnified Party assume responsibility for the management of an Environmental Claim or Remedial Action that is the subject of an Environmental Claim. Upon receipt of such a request, the Indemnified Party shall or shall cause its designated Affiliate to assume the management and performance of such Remedial Action, engaging counsel, consultants or contractors of recognized standing and competence reasonably acceptable to the Indemnifying Party. The Indemnified Party or its Affiliate shall not enter into a settlement or otherwise compromise such Environmental Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not independently contact any Governmental Authority in respect of the scope of any Remedial Action controlled by the Indemnified Party pursuant to this Section 11.05(c) or engage in any direct discussions or negotiations with a Governmental Authority regarding such Remedial Action; provided, that, if the Indemnifying Party is required to do so by such Governmental Authority or in order to comply with Environmental Laws, the Indemnifying Party shall first notify the Indemnified Party of such obligation and allow the Indemnified Party to participate and provide reasonable comments regarding such communication (and the Indemnified Party to make itself reasonably available and without delay as to same), it being agreed between the Indemnifying Party and the Indemnified Party that approval and/or acceptance by the relevant Governmental Authority of the scope of any Remedial Action shall be determinative.

(d)   For all Environmental Claims, the Indemnifying Party and the Indemnified Party agree to reasonably cooperate regarding resolution of any Environmental Claim or Remedial Action and neither party shall interfere with, impede or hinder in any material way, in each case, the other party’s management of any Environmental Claim or Remedial Action, or otherwise adversely affect, in any material way the subject matter of any such Environmental Claim or Remedial Action.

(e)   BHGE shall have no obligation for any Environmental Claim to the extent that the Loss for which the Company or its successors or assigns is seeking indemnification directly or indirectly relates to, arises out of or results from: (i) any invasive environmental sampling or testing by or at the direction of the Company of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of the BHGE Contributed Facilities unless in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental Law or where ordered by a Governmental Authority under Environmental Law (which order was not initiated or provoked by or on behalf of the Company), (ii) the closure, transfer or sale or termination of a lease (other than any lease with the Company) for or at any of the BHGE Contributed Facilities after the Closing Date, (iii) any material change in the use of all or part of any of the BHGE Contributed Facilities after the Closing Date, (iv) any cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Authority under Environmental Law in effect and enforceable as of the Closing Date for continued industrial use of the affected BHGE Contributed Facility or (v) any exacerbation of the Environmental Claim by acts or omissions of or on behalf of the Company on or after the Closing.

(f)   GE shall have no obligation for any Environmental Claim to the extent that the Loss for which the Company or its successors or assigns is seeking indemnification directly or indirectly relates to, arises out of or results from: (i) any invasive environmental sampling or testing by or at the direction of the Company of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of the GE Contributed Facility unless in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental Law or where ordered by a Governmental Authority under Environmental Law (which order was not initiated or provoked by or on behalf of the Company), (ii) the closure, transfer, sale or termination of a lease (other than any lease with the Company) for or at the GE Contributed Facility after the Closing Date, (iii) any material change in the use of all or part of the GE Contributed Facility after the Closing Date, (iv) any cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Authority under Environmental Law in effect and enforceable as of the Closing Date for continued industrial use of the affected GE Contributed Facility or (v) any exacerbation of the Environmental Claim by acts or omissions of or on behalf of the Company on or after the Closing.

Section 11.06   Calculation of Damages.

(a)   The amount of any Damages payable under this Article XI by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) the net Tax benefit actually realized by the Indemnified Party and its Affiliates as a result of the incurrence or payment of such Damages by the Indemnified Party, determined on a “with-and-without basis” (a “Tax Benefit”). If the Indemnified Party or any of its Affiliates receive any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefits. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then, to the extent that such recoveries exceed the Indemnified Party’s Damages for such matter, such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party that exceeds its Damages, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to make claims for recovery under applicable insurance policies and from any other Person alleged to be responsible for any Damages and for Tax credits or refunds to the extent such Tax credits or refunds would give rise to a Tax Benefit.

(b)   Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.

(c)   Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.07   Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing each party waives any rights and claims such party may have against each other party, whether in law or in equity, relating to the BHGE Contributed Business, the GE Contributed Business or the transactions contemplated hereby. The rights and claims waived by each party include claims arising under or relating to Environmental Laws (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, except for claims arising out of fraud or willful misconduct, Sections 11.02 and 13.12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.02 and 7.08) or other claim arising out of this Agreement or the transactions contemplated hereby.

Section 11.08   Tax Treatment of Indemnification Payments. Unless otherwise required by the appropriate Taxing Authority, the parties agree to treat for all Tax purposes any amounts paid by an Indemnifying Party in respect of Damages described in Sections 11.02(a)(ii) or 11.02(b)(ii), as the reimbursement of a payment made by the Indemnified Party as agent for the Indemnifying Party. The parties shall cooperate in good faith to agree on the Tax treatment of any other payment in respect of Damages described in Sections 11.02(a) or 11.02(b).

Article XII

TERMINATION

Section 12.01   Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by mutual written agreement of BHGE and GE;

(b)   by either BHGE or GE if the Closing shall not have been consummated on or before the one year anniversary of the Trigger Date (such date or such later date, if any, as is provided in the proviso of this Section 12.01(b), the “Termination Date”); provided, however, that, if, on the Termination Date, all conditions set forth in Article X have been satisfied (other than the conditions set forth in Section 10.01 and those conditions that by their terms are to be satisfied at the Closing), then (i) the Termination Date shall be automatically extended by an additional 90 days, (ii) the Termination Date shall be deemed for all purposes to be such later date, and (iii) during such 90 day period, the parties shall, without limiting their obligations hereunder, including under Section 7.01, consult in good faith in an effort to agree to a mutually agreeable solution for the cause of the failure of the applicable conditions that have not been, as of such date, satisfied;

(c)   by either BHGE or GE if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)   by GE if there is any breach of any representation, warranty, covenant or agreement on the part of BHGE set forth in this Agreement, such that the conditions specified in Section 10.02 would not be satisfied at the Closing (a “Terminating BHGE Breach”), except that, if such Terminating BHGE Breach is curable by BHGE through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by BHGE of notice from GE of such breach (the “BHGE Cure Period”) such termination shall not be effective and the Termination Date shall be automatically extended until the first Business Day following the end of the BHGE Cure Period, and such termination shall become effective only if the Terminating BHGE Breach is not cured within the BHGE Cure Period; or

(e)   by BHGE if there is any breach of any representation, warranty, covenant or agreement on the part of GE set forth in this Agreement, such that the conditions specified in Section 10.03 would not be satisfied at the Closing (a “Terminating GE Breach”), except that, if any such Terminating GE Breach is curable by GE through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by GE of notice from BHGE of such breach (the “GE Cure Period”) such termination shall not be effective and the Termination Date shall automatically be extended until the first Business Day following the end of the GE Cure Period, and such termination shall become effective only if the Terminating GE Breach is not cured within the GE Cure Period.

The party desiring to terminate this Agreement pursuant to Section 12.01(b), 12.01(c), 12.01(d) or 12.01(e) shall give notice of such termination to the other parties hereto.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 12.01(b), Section 12.01(d) or Section 12.01(e), shall not be available to any party (i) that is in material breach of its obligations hereunder or (ii) whose failure to fulfil its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 12.02   Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. Sections 5.02 and 6.02, this 12.02 and Article XIII shall survive any termination hereof pursuant to Section 12.01.

Article XIII

MISCELLANEOUS

Section 13.01   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

GE Aero Power LLC

c/o GE Gas Power

Building 40-558

One River Road

Schenectady, NY 12345

Attention:	Michael W. Gregory
Martin O’Neill
E-mail:	michael.gregory@ge.com
martin.o'neill@ge.com

and

GE Aero Power LLC

c/o Baker Hughes, a GE Company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Facsimile No.:	(281) 275-7320
E-mail:	Will.Marsh@bhge.com

with a copy to:

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention:	Christopher M. Barbuto
Facsimile:	(212) 839 5599
E-mail:	cbarbuto@sidley.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	George R. Bason, Jr.
Michael Davis

Facsimile No.:	212-450-5590
212-450-5745
E-mail:	george.bason@davispolk.com
michael.davis@davispolk.com

if to GE, to:

GE Gas Power

Building 40-558

One River Road

Schenectady, NY 12345

Attention:	Michael W. Gregory
E-mail:	michael.gregory@ge.com

with a copy to:

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention:	Christopher M. Barbuto

Facsimile:	(212) 839 5599

E-mail:	cbarbuto@sidley.com

if to BHGE, to:

Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073

Attention:	William D. Marsh
Facsimile No.:	(281) 275-7320
E-mail:	Will.Marsh@bhge.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	George R. Bason, Jr.
Michael Davis
Facsimile No.:	212-450-5590
212-450-5745
E-mail:	george.bason@davispolk.com
michael.davis@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to

5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02   Amendments and Waivers.

(a)   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03   Expenses. Except as otherwise provided herein, all Transaction Expenses shall be paid by the party incurring such Transaction Expenses (and the Company shall have no obligation with respect to any Transaction Expenses); provided, that BHGE and GE each shall bear 50% of the JV Transaction Expenses.

Section 13.04   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 13.05   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws that would make the laws of another state applicable.

Section 13.06   Dispute Resolution. Except as otherwise provided in Section 2.13, in the event of any dispute arising out of or in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby, the Parties shall first refer the dispute to proceedings under the International Chamber of Commerce (ICC) Mediation Rules (the “Rules of Mediation”), without prejudice to either party’s right to seek emergency or conservatory measures of protection at any time. If any such dispute has not been settled pursuant to the Rules of Mediation within 60 days following the filing of a Request for Mediation (or within such other period that the Parties may agree in writing or which may be shortened due to the appointment of an emergency arbitrator), such dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules of Arbitration”) by one or more arbitrators appointed in accordance with the Rules of Arbitration. The seat, or legal place, of arbitration shall be New York, New York.

Section 13.07   Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the GE Indemnified Parties, the Company Indemnified Parties and the BHGE Indemnified Parties, and their respective successors and assigns.

Section 13.08   Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. The Term Sheet, dated as of November 13, 2018 and attached as Exhibit A to the Master Agreement among BHGE Parent, BHGE LLC and GE, and the obligations with respect to that Term Sheet under Sections 5.01 and 5.04(a) of the Master Agreement, are hereby terminated, effective immediately.

Section 13.09   Bulk Sales Laws. The parties hereto each hereby waive compliance by each other party with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.10   Severability. If any term, provision, covenant or restriction of this Agreement or any Ancillary Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the Ancillary Agreement, as applicable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement or the Ancillary Agreement, as applicable, so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or by the Ancillary Agreement, as applicable, be consummated as originally contemplated to the fullest extent possible.

Section 13.11   Disclosure Schedules. The parties have each set forth information on their respective disclosure schedules (with respect to the BHGE, the “BHGE Disclosure Schedule” and with respect to the GE, the “GE Disclosure Schedule”) in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein. The parties acknowledge and agree that the BHGE Disclosure Schedule and the GE Disclosure

Schedule may include certain items and information solely for informational purposes for the convenience of the parties and the disclosure by a party of any matter in the BHGE Disclosure Schedule or the GE Disclosure Schedule, as applicable, shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 13.12   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
	Name:	Lee Whitley
	Title:	Corporate Secretary

GENERAL ELECTRIC COMPANY

By:	/s/ Robert Duffy
	Name:	Robert Duffy
	Title:	Vice President - Development

GE AERO POWER LLC

By:	/s/ Kent Shoemaker
	Name:	Kent Shoemaker
	Title:	Secretary